Exhibit 10.1

EXECUTION VERSION

$100,000,000

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of July 29, 2016

among

C&J ENERGY SERVICES LTD., a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Parent,

CJ HOLDING CO., a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as U.S. Borrower,

EACH OF THE SUBSIDIARIES OF THE PARENT PARTY HERETO, each a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Guarantors

and

CORTLAND CAPITAL MARKET SERVICES LLC,

as Administrative Agent

and

THE LENDERS PARTY HERETO

i

Section 11.12	Conditions of Borrowers	138
Section 11.13	Representations, Warranties and Covenants	139
Section 11.14	Additional Guarantors	139
Section 11.15	Several Enforcement	139

v

SCHEDULES

1.01(a)	Commitments and Applicable Percentages
1.01(b)	Excluded Subsidiaries
5.06	Litigation
5.13	Subsidiaries and Other Equity Investments; Loan Parties
6.12	Guarantors
6.20	Post-Closing Obligations
7.01	Existing Liens
7.02	Existing Indebtedness
7.03	Existing Investments
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	[Reserved]
C	Form of Note
D	Form of Compliance Certificate
E-1	Form of Assignment and Assumption
E-2	Form of Administrative Questionnaire
F-1	Form of U.S. Tax Compliance Certificate
F-2	Form of U.S. Tax Compliance Certificate
F-3	Form of U.S. Tax Compliance Certificate
F-4	Form of U.S. Tax Compliance Certificate
G	[Reserved]
H	Form of Initial Rolling Budget
I	Form of DIP Budget
J	Form of Interim Order
K	[Reserved]
L	[Reserved]
M	Form of Notice of Loan Prepayment
N	[Reserved]
O	Form of Guaranty Supplement
P	Foreign Security Principles

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT is entered into as of July 29, 2016, among C&J ENERGY SERVICES LTD., a Bermuda exempted company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Parent”) and CJ HOLDING CO., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “U.S. Borrower” and, together with Parent, the “Borrowers” and each, a “Borrower”), each of the Guarantors (as defined herein) party hereto from time to time, each a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, each Lender (as defined herein) party hereto from time to time, and CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent.

PRELIMINARY STATEMENTS:

WHEREAS, on July 20, 2016 (the “Petition Date”), the Parent and certain of its Subsidiaries (the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (the cases of each of the Parent and each other Debtor, each a “Case”, and collectively the “Cases”) and have continued in the possession of their assets and the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, C&J Energy Production Services-Canada Ltd., as foreign representative of the Loan Parties, has commenced on July 26, 2016, a recognition proceeding before the Court of Queen’s Bench of Alberta (the “Canadian Court”) pursuant to Part IV of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended, to recognize the Cases as “foreign main proceedings” (the “Canadian Cases”).

WHEREAS, the Parent and C&J Corporate Services (Bermuda) Ltd. (“C&J Corporate”), as foreign representatives of the Loan Parties, have filed applications with the Supreme Court of Bermuda (the “Bermuda Court”) on July 20, 2016 for the appointment of joint provisional liquidators (the “JPLs”) pursuant to the Companies Act 1981, to oversee the operations of the Parent and C&J Corporate in connection with the Cases, and such applications have been approved by the Bermuda Court on July 22, 2016 (the “Bermuda Cases”).

WHEREAS, the Borrowers have requested that the Lenders provide a delayed draw term loan facility denominated in Dollars in an aggregate principal amount not to exceed $100,000,000 (the “Facility”), with all of the Borrowers’ obligations under the Facility to be guaranteed by each Guarantor, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

WHEREAS, the priority of the Facility with respect to the Collateral shall be as set forth in the Interim Order and the Final Order, in each case upon entry thereof by the Bankruptcy Court, and in the Collateral Documents.

WHEREAS, all of the claims and the Liens granted under the Orders and the Loan Documents to the Administrative Agent and the Lenders in respect of the Facility shall be subject to the Carve-Out.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Disclosure Statement” has the meaning specified in Section 6.21(d).

“Acceptable Plan of Reorganization” means a Reorganization Plan for each of the Cases, in form and substance satisfactory to the Required Lenders, that provides for the termination of the Commitments and the indefeasible payment in full in cash and full discharge of the Obligations under the Facility upon the Consummation Date with respect to such Reorganization Plan and for releases for the Administrative Agent and the Lenders.

“Acquisition” means the acquisition, directly or indirectly, by any Person of (a) a majority of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business or division of another Person, in each case (i) whether or not involving a merger or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.

“Administrative Agent” means Cortland in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agreement” means this Superpriority Secured Debtor-in-Possession Credit Agreement.

“Allowed Professional Fees” has the meaning specified in the definition of “Carve-Out” in Section 1.01.

“Anti-Corruption Laws” has the meaning specified in Section 5.22.

“Applicable Borrower” means, with respect to any Credit Extension, the Borrower with respect to such Credit Extension.

“Applicable Foreign Loan Party Documents” has the meaning specified in Section 5.23(a).

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Commitments and, if applicable and without duplication, the aggregate Loans of such Lender at such time. The Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 1.01(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, a rate per annum equal to (i) 9.00% with respect to Eurocurrency Rate Loans and (ii) 8.00% with respect to Base Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year of Parent and its Subsidiaries ended December 31, 2015, including the notes thereto.

“Availability Period” has the meaning specified in Section 2.01.

“Avoidance Action” means claims and causes of action under sections 502(d), 544, 545, 547, 548 and 550 of the Bankruptcy Code.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or any other court having jurisdiction over the Cases from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases quoting a prime rate of the type described, either (as determined by the Administrative Agent) (x) the per annum rate quoted as the base rate on such corporate loans in a different national publication as reasonably selected by Administrative Agent or (y) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent), and (c) the Eurocurrency Rate plus 1.00%; provided, if the rate in clause (a) or (b) above shall be less than zero, such rate shall nevertheless be deemed zero for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficiaries” has the meaning specified in Section 11.01.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Notice” has the meaning specified in the definition of “Flood Zone Requirements” in Section 1.01.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and (b) if such day relates to any Eurocurrency Rate Loan, means any such day that is also a London Banking Day.

“Canadian Cases” shall have the meaning assigned to such term in the introductory paragraphs of this Agreement.

“Canadian Court” shall have the meaning assigned to such term in the introductory paragraphs of this Agreement.

“Canadian Dollars” and “CAD” mean the lawful currency of Canada.

“Canadian Recognition Order” means an order or orders of the Canadian Court in respect of the Canadian Cases, in form and substance satisfactory to the Required Lenders in their sole discretion.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Carve-Out” means the sum of (i) all fees required to be paid to the clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the official committee of unsecured creditors in the Cases (the “Creditors’ Committee”), if any, pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the Administrative Agent of a Carve-Out Trigger Notice (as defined below), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve-Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $4,000,000 incurred after the first Business Day following delivery by the Administrative Agent of the Carve-Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve-Out Trigger Notice Cap”).

For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the Administrative Agent to the Debtors, their lead restructuring counsel, the U.S. trustee, and counsel to the Creditors’ Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration hereunder, stating that the Post-Carve-Out Trigger Notice Cap has been invoked. On the day on which a Carve-Out Trigger Notice is given by the Administrative Agent to the Debtors with a copy to counsel to the Creditors’ Committee (the “Termination Declaration Date”), the Carve-Out Trigger Notice shall (i) be deemed a draw request and notice of borrowing by the Borrowers for Loans hereunder (on a pro rata basis based on the then outstanding Commitments hereunder), in an amount equal to the then unpaid amounts of the Allowed Professional Fees (any such amounts actually advanced shall constitute Loans) and (ii) also constitute a demand to the Borrowers to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees. The Debtors shall deposit and hold such amounts in a segregated blocked account pledged to the Administrative Agent pursuant to reasonable and customary arrangements to pay such then unpaid Allowed Professional Fees (the “Pre-Carve-Out Trigger Notice Reserve”) prior to any and all other claims. On the

Termination Declaration Date, the Carve-Out Trigger Notice shall also be deemed a request by the Debtors for Loans hereunder (on a pro rata basis based on the then outstanding Commitments), in an amount equal to the Post-Carve-Out Trigger Notice Cap (any such amounts actually advanced shall constitute Loans). The Debtors shall deposit and hold such amounts in a segregated blocked account pledged to the Administrative Agent pursuant to reasonable and customary arrangements to pay such Allowed Professional Fees benefiting from the Post-Carve-Out Trigger Notice Cap (the “Post-Carve-Out Trigger Notice Reserve” and, together with the Pre-Carve-Out Trigger Notice Reserve, the “Carve-Out Reserves”) prior to any and all other claims. On the first Business Day after the Administrative Agent gives such notice to such Lenders, notwithstanding anything herein to the contrary, including with respect to the existence of a Default or Event of Default, the failure of the Debtors to satisfy any or all of the conditions precedent for Loans hereunder, any termination of the Commitments following an Event of Default, or the occurrence of the Stated Maturity Date, each Lender with an outstanding Commitment (on a pro rata basis based on the then outstanding Commitments) shall make available to the Administrative Agent such Lender’s pro rata share with respect to such Borrowing in accordance with the terms hereof. All funds in the Pre-Carve-Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of this definition of Carve-Out set forth above (the “Pre-Carve-Out Amounts”), but not, for the avoidance of doubt, the Post-Carve-Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve-Out Trigger Notice Reserve has not been reduced to zero, to pay the Administrative Agent for the benefit of the Lenders, unless the Facility has been indefeasibly paid in full in cash and all Commitments have been terminated, in which case any such excess shall be paid to the Existing Credit Agreement Lenders in accordance with their rights and priorities as of the Petition Date. All funds in the Post-Carve-Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of this definition of Carve-Out set forth above (the “Post-Carve-Out Amounts”), and then, to the extent the Post-Carve-Out Trigger Notice Reserve has not been reduced to zero, to pay the Administrative Agent for the benefit of the Lenders, unless the Facility has been indefeasibly paid in full in cash and all Commitments have been terminated, in which case any such excess shall be paid to the Existing Credit Agreement Lenders in accordance with their rights and priorities as of the Petition Date. Notwithstanding anything to the contrary herein, if either of the Carve-Out Reserves is not funded in full in the amounts set forth herein, then, any excess funds in one of the Carve-Out Reserves following the payment of the Pre-Carve-Out Amounts and Post-Carve-Out Amounts, respectively, shall be used to fund the other Carve-Out Reserve, up to the applicable amount set forth herein, prior to making any payments to the Administrative Agent or the Existing Credit Agreement Lenders, as applicable.

Notwithstanding anything to the contrary herein, following delivery of a Carve-Out Trigger Notice, the Administrative Agent and the Existing Credit Agreement Lenders shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve-Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve-Out Reserves, with any excess paid to the Administrative Agent for application in accordance with the Loan Documents. Further, notwithstanding anything to the contrary herein, (i) disbursements by the Debtors from the Carve-Out Reserves shall not constitute Loans or increase or reduce the Facility, (ii) the failure of the Carve-Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve-Out, and (iii) in no way shall the DIP Budget, Rolling Budget, Carve-Out, Post-Carve-Out Trigger Notice Cap, Carve-Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary herein or in the Existing Credit Agreement, the Carve-Out shall be senior to all liens and claims securing the Facility, and any and all other forms of adequate protection, liens, or claims securing the Facility. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve-Out. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve-Out on a dollar-for-dollar basis. Any funding of the Carve-Out shall be added to, and made a part of, the Facility secured by the Collateral and shall be otherwise entitled to the protections granted under the order approving the Facility, the Bankruptcy Code, and applicable law.

Notwithstanding the foregoing, the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with (a) the investigation, initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation (i) against any of the Lenders, the Administrative Agent, or the Existing Credit Agreement Lenders or the Existing Credit Agreement Agent or (ii) challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the obligations and the liens and security interests granted under the Loan Documents or the Existing Credit Agreement Documents (whether in such capacity or otherwise), including, in each case, without limitation, for lender liability or pursuant to section 105, 510, 544, 547, 548, 549, 550, or 552 of the Bankruptcy Code, applicable non-bankruptcy law or otherwise; (b) attempts to modify any of the rights granted to the Lenders or the Administrative Agent; (c) attempts to prevent, hinder or otherwise delay any of the Lenders’ or the Administrative Agent’s assertion, enforcement or realization upon any Collateral in accordance with the Loan Documents and the Final Order other than to seek a determination that an event of default has not occurred or is not continuing; or (d) paying any amount on account of any claims arising before the commencement of the Cases unless such payments are approved by an order of the Bankruptcy Court; provided, however, that the Carve-Out and such collateral proceeds and loans under the Loan Documents may be used for allowed fees and expenses, in an amount not to exceed $50,000 in the aggregate (the “Investigation Fund”), incurred solely by the Creditors’ Committee in investigating any potential Challenges (as defined in the Interim Order) during the Challenge Period (as defined in the Interim Order); provided further, however, that the Investigation Fund shall not be used for fees and expenses incurred to initiate, assert, join, commence, support, or prosecute any Challenges.

“Carve-Out Reserves” has the meaning specified in the definition of “Carve-Out” in Section 1.01.

“Carve-Out Trigger Notice” has the meaning specified in the definition of “Carve-Out” in Section 1.01.

“Cases” has the meaning specified in the introductory paragraph hereto.

“Cash Collateral” has the meaning specified in the Interim Order or the Final Order, as applicable.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Orders and the Collateral Documents and other Liens permitted hereunder):

(a) U.S. Dollars, Canadian Dollars, Euros, Pound Sterling and other currencies issued by member countries of the Organization for Economic Cooperation and Development and held by the Parent or any of its Subsidiaries in the ordinary course of business and not for speculation or otherwise as are reasonably acceptable to the Administrative Agent (including such currencies as are held as overnight bank deposits and demand deposits with (i) U.S. banks or (ii) foreign banks having a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time by S&P or Moody’s, respectively, or the equivalent rating from DBRS in Canada);

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or Canada or, in each case, any agency or instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States of America or Canada, as applicable, is pledged in support thereof;

(c) time deposits (including Eurocurrency time deposits) with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States of America, any state thereof, the District of Columbia or Canada or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof, the District of Columbia or Canada (including a foreign bank which is a subsidiary of a commercial bank or a holding company of a commercial bank which is organized under such laws) and (ii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) repurchase obligations of any commercial bank satisfying (at the time of acquisition) the requirements of clause (b) of this definition, having a term of not more than 90 days, with respect to securities issued or fully guaranteed or insured by the United States government;

(e) commercial paper issued by any Person organized under the laws of any state of the United States of America or Canada and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, or the equivalent rating by DBRS in Canada, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (c) of this definition;

(g) Indebtedness or preferred stock issued by Persons with a rating, at the time of acquisition thereof, of “A” or higher from S&P or “A2” or higher from Moody’s, or the equivalent rating by DBRS in Canada, with maturities of one year or less from the date of acquisition;

(h) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory of the United States, or by any foreign government, the securities of which state, commonwealth, province, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, or the equivalent rating by DBRS in Canada;

(i) investments, classified in accordance with GAAP as current assets of the Parent or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are (i) administered by financial institutions that have one of the two highest ratings obtainable from either Moody’s or S&P, and that have at least 95% of their assets invested continuously in Investments of the character, quality and maturity described in clauses (a) through (h) of this definition or (ii)(A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (B) are rated AAA by S&P and Aaa by Moody’s and (C) have portfolio assets of at least $5,000,000,000; and

(j) in the case of any Foreign Subsidiary, investments of a character, credit quality and maturity similar to those described in clauses (c) through (g) of this definition that are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code and a Subsidiary of the U.S. Borrower.

“CFC Holdco” means a Subsidiary of the U.S. Borrower substantially all of the assets of which consist, directly or indirectly, of Equity Interests of one or more CFCs.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) the Parent shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the Equity Interests of the U.S. Borrower; or

(d) a “change of control” or any comparable term under, and as defined in, any credit agreement, indenture or other similar agreement governing post-petition Indebtedness permitted under Section 7.02 shall have occurred.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents or the Interim Order or the Final Order and all of the other property that is or is intended under the terms of the Collateral Documents or the Interim Order or the Final Order to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreements, the Intellectual Property Security Agreement, the Mortgages, any related Mortgaged Property Support Documents, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties. The Collateral Documents shall supplement, and shall not limit, the security interests granted pursuant to the Orders.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrowers pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(a) under the caption “Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement. The Commitments of all of the Lenders on the Effective Date shall be $100,000,000.

“Committee Professionals” has the meaning specified in the definition of “Carve-Out” in Section 1.01.

“Competitor” means a Person whose primary business is substantially similar to or in competition with that carried out by the Parent or any of its Subsidiaries; provided that the foregoing shall not include (a) commercial or corporate banks and (b) any funds which principally hold passive investments in commercial loans or debt securities for investment purposes in the ordinary course of business.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Confirmation Date” has the meaning specified in Section 6.21(f).

“Consummation Date” means the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cortland” means Cortland Capital Market Services LLC, and its successors and assigns.

“Credit Extension” means a Borrowing.

“Creditors’ Committee” has the meaning specified in the definition of “Carve-Out” in Section 1.01.

“DBRS” means DBRS Limited and any successor thereto.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness not expressly permitted under Section 7.02.

“Debtor” has the meaning specified in the introductory paragraphs hereto.

“Debtor Professionals” has the meaning specified in the definition of “Carve-Out” in Section 1.01.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors and Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada, Bermuda or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to principal of, or interest on, any Loan, an interest rate equal to (i) (A) in the case of principal, the interest rate applicable thereto pursuant to Section 2.08(a) and (B) in the case of any interest, the interest rate applicable to the Loan on which such interest accrued, plus (ii) 2.00% per annum; and (b) when used with respect to any other amount a rate equal to the Applicable Rate for Base Rate Loans plus 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that:

(a) has failed to:

(i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or

(ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due,

(b) has notified the Parent or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c) has failed, within three Business Days after written request by the Administrative Agent or the Parent, to confirm in writing to the Administrative Agent and the Parent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent), or

(d) has, or has a direct or indirect parent company that has,

(i) become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action, or

(ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Parent and each Lender promptly following such determination.

“Designated Jurisdiction” means, at any time, a country or territory which is itself the subject or target of any applicable Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Designated Lender” has the meaning specified in Section 2.17.

“DIP Budget” means a monthly line item budget for the Parent and its Subsidiaries, substantially in the form attached hereto as Exhibit I, covering a period from the Petition Date through the Stated Maturity Date, and dated as of a date that is no earlier than three days prior to the Effective Date.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, or (c) contains any repurchase obligation.

“Disqualified Institution” means, on any date, (a) any Person identified by name in writing to the Administrative Agent on or prior to July 18, 2016 and (b) after the Effective Date, any other Person that is a Competitor of the Parent or any of its Subsidiaries, which Person has been designated by the Parent as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by the Parent posting a notice to the Platform) not less than 10 Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Parent has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time; provided, further, any Person that previously acquired an assignment or participation interest may not be retroactively designated as a “Disqualified Institution” so long as they remain a Lender or Participant hereunder.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DQ List” has the meaning specified in Section 10.06(h)(ii).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is, subject to Section 10.06(h), not an Eligible Assignee.

“Environmental Laws” means any and all Federal, state, provincial, territorial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits or common law relating to pollution, the protection of human health, the environment, natural resources, or the generation, handling, treatment, storage, disposal, transportation, exposure to, or Release of any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries arising under or related to Environmental Law, including any liability directly or indirectly resulting from or based upon (a) violation of or noncompliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other legally binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (provided, however, that debt securities that are or by their terms may be convertible or exchangeable into or for Equity Interests shall not constitute Equity Interests prior to conversion or exchange thereof).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate” means:

(a) for any Interest Period, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in Dollars, with a term equivalent to such Interest Period; and

(b) for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m. (London time) determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for deposits in Dollars with a term of one month commencing on that day;

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurocurrency Rate shall be less than 1.0% per annum, such rate shall be deemed to be 1.0% per annum.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means

(a) any Subsidiary of the Parent that is not a Wholly Owned Subsidiary; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary pursuant to this clause (a) at the time such Subsidiary becomes a Wholly Owned Subsidiary,

(b) any Subsidiary of the Parent that is a captive insurance company; provided that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary pursuant to this clause (b) at the time such Subsidiary is no longer a captive insurance company,

(c) any Subsidiary of the Parent that is prohibited by applicable law (including financial assistance, fraudulent conveyance, preference, capitalization or other similar laws and regulations), regulation or contractual provision, existing on the Effective Date (or, if later, on the date such Person became a Subsidiary and not entered into in contemplation thereof) from guaranteeing the Obligations as determined by the Administrative Agent in its reasonable discretion; provided, that any such Excluded Subsidiary shall cease to be an Excluded Subsidiary pursuant to this clause (c) at the time any such prohibition ceases to exist or apply,

(d) any direct or indirect Subsidiary of the U.S Borrower that is (i) a CFC, (ii) a CFC Holdco or (iii) a direct or indirect Subsidiary of a Foreign Subsidiary of the U.S. Borrower that is a CFC, and

(e) any Subsidiary of the Parent for which the provision of a Guarantee would result in material adverse tax consequences, as determined by the Administrative Agent in its reasonable discretion (following receipt of a certificate of a Responsible Officer of the Parent describing in reasonable detail such consequences).

Excluded Subsidiaries as of the Effective Date are set forth on Schedule 1.01(b) hereto.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the U.S. Borrower, U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06 or 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), 3.01(a)(iii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to the failure of such Recipient to comply with Section 3.01(e), (d) any U.S. federal withholding Taxes imposed pursuant to FATCA and (e) any Canadian Taxes arising as a result of such Recipient not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a Loan Party at the time of payment to such Recipient.

“Existing Credit Agreement” means the Credit Agreement dated as of March 24, 2015, among Parent, CJ Lux Holdings S.à r.L., as Luxembourg borrower and U.S. Borrower, as borrowers, Cortland, as successor Administrative Agent, and the other agents and lenders from time to time party thereto, as amended and restated by that certain First Amendment to Credit Agreement dated as of the same date, that certain Waiver and Second Amendment to Credit Agreement, dated as of September 29, 2015 and that certain Third Amendment (Refinancing Amendment) to Credit Agreement dated as of September 29, 2015, as further modified pursuant to that certain Temporary Limited Waiver Agreement dated as of May 10, 2016, that certain Forbearance Agreement dated as of May 31, 2016 and that certain Second Forbearance Agreement dated as of June 30, 2016, and as may be further amended, supplemented or otherwise modified from time to time prior to the Effective Date.

“Existing Credit Agreement Agent” means the “Administrative Agent” as defined in the Existing Credit Agreement.

“Existing Credit Agreement Documents” means the “Loan Documents” as defined in the Existing Credit Agreement.

“Existing Credit Agreement Lenders” means the “Lenders” as defined in the Existing Credit Agreement.

“Facility” has the meaning specified in the introductory paragraph hereto.

“Facility Termination Date” has the meaning specified in Section 9.10(a).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future United States Treasury Regulations or official interpretations thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or official practices adopted pursuant to any published intergovernmental agreements entered into in connection with the implementation thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day that is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day for such transactions received by the Administrative Agent, as determined by the Administrative Agent, in its sole discretion.

“Fee Letter” means the Fee Letter, dated as of the Effective Date, among the Administrative Agent and certain Loan Parties.

“FIRREA” has the meaning specified in the definition of “Mortgaged Property Support Documents” in Section 1.01.

“First Testing Period” has the meaning specified in Section 6.01(g).

“Flood Zone Requirements” means, with respect to any improved Real Property of any Loan Party, to the extent required to comply with the National Flood Insurance Reform Act of 1994 and related legislation (included the regulations of the Board of Governors of the Federal

Reserve System): (1) a completed standard flood hazard determination form, (2) if the improvement(s) to any improved Real Property is located in a special flood hazard area, a notification to the applicable Loan Party (“Borrower Notice”) and, if applicable, notification to such Loan Party that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (3) documentation evidencing the applicable Loan Party’s receipt of the Borrower Notice and (4) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of the flood insurance policy, the such Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent and the federally regulated Lenders.

“Final Order” means an order of the Bankruptcy Court in substantially the form of the Interim Order (with only such modifications thereto as are necessary to convert the Interim Order to a final order and such other modifications as are satisfactory in form and substance to the Required Lenders in their sole discretion) as to which no stay has been entered and which has not been reversed, vacated or overturned, except as the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may otherwise specifically agree in writing.

“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court.

“Flash Reporting Date” has the meaning specified in Section 6.01(e).

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, any Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is a resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Loan Party” means any Loan Party that is not a U.S. Loan Party.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“Foreign Security Agreement” has the meaning specified in Section 4.01(a)(iv).

“Foreign Security Principles” means the security principles applicable to Foreign Subsidiaries and foreign assets set forth on Exhibit P.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantors” means, collectively, (a) the Parent, (b) the Subsidiaries of Parent listed on Schedule 6.12 and (c) each other Subsidiary of Parent that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means the Guaranty made by the Guarantors in Article 11 in favor of the Beneficiaries (as defined therein), together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes, in each case that are regulated pursuant to or could give rise to liability under any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or (without duplication) contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created or which are being contested in good faith and for which adequate reserves have been established and reported in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (with the amount of indebtedness deemed to be outstanding pursuant to this clause (e) to be the lesser of (i) the net book value of such encumbered property and (ii) the amount of such indebtedness);

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such

Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Rolling Budget” means a projected statement of sources and uses of cash for the Parent and its Subsidiaries on a weekly basis, starting with the week of the Petition Date and for the following 13 calendar weeks, including the anticipated use of the Facility and of Cash Collateral for each week during such period, and which sets forth, among other things, on a cumulative roll-forward basis, the projected cash disbursements and projected cash receipts for each applicable week, in substantially the form of Exhibit H hereto.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(vi).

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Applicable Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Stated Maturity Date.

“Interim Order” means an interim order of the Bankruptcy Court, in the form set forth in Exhibit J, (i) authorizing, on an interim basis, the Facility in the amount and on the terms set forth herein and the use of Cash Collateral, (ii) granting the Superpriority Claim status and other Collateral and Liens referred to herein and in the other Loan Documents, (iii) approving the payment by the Borrowers of the fees provided for herein and (iv) providing for other customary matters, with only such modifications as are satisfactory to the Required Lenders and the Parent in their respective sole discretion.

“Investigation Fund” has the meaning specified in the definition of “Carve-Out” in Section 1.01.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary thereof.

“IP Rights” has the meaning specified in Section 5.17.

“IP Security Agreement Supplement” means any Copyright Security Agreement Supplement, Patent Security Agreement Supplement or Trademark Security Agreement Supplement, as such terms are defined in Section 1.3 of the U.S. Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto and each other Person that becomes a “Lender” in accordance with this Agreement, and in each case, their successors and assigns.

“Lending Office” means, as to the Administrative Agent or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrowers and the Administrative Agent, which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to any Borrower under Article 2.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) the Fee Letter and (e) the Orders.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans pursuant to Section 2.02(a), which shall be in writing substantially in the form of Exhibit A, or such other form as may be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Applicable Borrower.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Parent or the Parent and its Subsidiaries taken as a whole, other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Cases; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, any agreement or instrument to which such Person is a party which is material to the business, condition (financial or otherwise), operations, performance, or properties of such Person.

“Maturity Date” means the earliest of (a) the Stated Maturity Date, (b) the date that is seven (7) days after the Petition Date (or such later date as the Required Lenders may agree in their reasonable discretion) if the Interim Order has not been entered prior to such date; (c) the date that is 40 days after the entry of the Interim Order (or such later date as the Required Lenders may agree in their reasonable discretion) if the Final Order has not been entered prior to such date, (d) the Consummation Date and (e) the date of acceleration of the Loans and the termination of the Commitments with respect to the Facility pursuant to Section 8.02.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” or “Mortgages” means, individually and collectively, as the context requires, each of the fee or leasehold mortgages, deeds of trust, debentures and deeds executed by a Loan Party that purport to grant a Lien to the Administrative Agent (or a trustee for the benefit of the Administrative Agent) for the benefit of the Secured Parties in any Mortgaged Properties, in form and substance satisfactory to the Administrative Agent.

“Mortgaged Property” means any real property interest of a Loan Party that is or will become encumbered by a Mortgage in favor of the Administrative Agent in accordance with the terms of this Agreement.

“Mortgaged Property Support Documents” means with respect to any real property interest subject to a Mortgage, (i) an opinion of local counsel, delivered to the Administrative Agent, addressing customary matters (and containing customary exceptions reasonably satisfactory to the Administrative Agent) in form and substance reasonably satisfactory to the Administrative Agent, (ii) copies of the existing surveys with respect to each Mortgaged Property, (iii) a fully paid policy of title insurance (or “pro forma” or reasonably marked up commitment having the same effect of a title insurance policy) (A) in a form reasonably satisfactory to the Administrative Agent insuring the Lien of such Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except for Liens permitted under the terms of this Agreement, together with such customary endorsements (including zoning endorsements where reasonably appropriate and available) as the Administrative Agent may reasonably request or agree to and any such coinsurance and reinsurance (with provisions for direct access) as shall be reasonably required by the Administrative Agent, (B) in an amount reasonably satisfactory to the Administrative Agent, and (C) issued by a nationally recognized title insurance company reasonably satisfactory to the Administrative Agent, (iv) as soon as reasonably practicable following Administrative Agent’s request to the extent the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) requires an appraisal, an appraisal complying with the requirements of FIRREA, by a third-party appraiser reasonably selected by the Administrative Agent, (v) subordination, nondisturbance and attornment agreements, if required, for any lease of all or a portion of any Mortgaged Property, and (vi) other documents as Administrative Agent may reasonably request with respect to any such Mortgages or Mortgaged Property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Nabors” means Nabors Industries Ltd., a Bermuda exempted company.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Debt Issuance, Disposition or Involuntary Disposition (including any proceeds of insurance and condemnation proceeds), net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) Taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Involuntary Disposition, amounts required to be distributed to the minority interest holders, the amount necessary to retire any Indebtedness (other than Indebtedness owing between or among Parent and its Subsidiaries) secured by a Lien permitted under this Agreement (ranking senior to any Lien in favor of the Administrative Agent) on the related property, the amounts of any purchase price or similar adjustments owed to the purchaser of assets in such Disposition and the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than Taxes deducted pursuant to clause (b) above) related to any of the applicable assets and retained by the Parent or any of its Subsidiaries (however, the amount of any subsequent reduction of such reserve, other than in connection with a payment in respect of any such liability, shall be deemed to be Net Cash Proceeds of such Disposition or Involuntary Disposition); it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Debt Issuance, Disposition or Involuntary Disposition.

“NFIP” has the meaning specified in the definition of “Flood Zone Requirements” in Section 1.01.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders, or all Lenders, in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit M or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OID” means original issue discount.

“Orders” means, collectively, the Interim Order and the Final Order.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Superpriority Claim” shall mean a superpriority administrative expense claim against any of the Debtors (without the need to file any proof of claim) with priority over any and all claims against each of the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code and any and all administrative expenses or other claims arising under Sections 105, 326, 328, 330, 331, 365, 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code other than the Superpriority Claims described in Section 2.14.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Parent Materials” has the meaning specified in Section 6.02.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Holder” means (a) Nabors and (b) members of management of the Parent or any of its Subsidiaries, but only for so long as such Persons are not the beneficial owners, directly or indirectly, in the aggregate of more than 10% of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such Persons have the right to acquire pursuant to any option right).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, limited partnership, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning specified in the introductory paragraph hereto.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which such Borrower or any such ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Equity” has the meaning specified in Section 1.3 of the Security Agreement.

“Post-Carve-Out Amounts” has the meaning specified in the definition of “Carve-Out” in Section 1.01.

“Post-Carve-Out Trigger Notice Cap” has the meaning specified in the definition of “Carve-Out” in Section 1.01.

“Post-Carve-Out Trigger Notice Reserve” has the meaning specified in the definition of “Carve-Out” in Section 1.01.

“PPSA” means the Personal Property Security Act of Ontario; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien in any Collateral is governed by the Personal Property Security Act as in effect in a Canadian jurisdiction other than the Province of Ontario, or the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Pre-Carve-Out Amounts” has the meaning specified in the definition of “Carve-Out” in Section 1.01.

“Pre-Carve-Out Trigger Notice Reserve” has the meaning specified in the definition of “Carve-Out” in Section 1.01.

“Pre-Petition Payment” means a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any (i) Indebtedness of any Debtor outstanding and unpaid on the date on which such Person becomes a Debtor, (ii) “critical vendor payments” or (iii) trade payables (including, without limitation, in respect of reclamation claims) or other pre-petition claims against any Debtor.

“Primed Liens” has the meaning specified in Section 2.14.

“Professional Persons” has the meaning specified in the definition of “Carve-Out” in Section 1.01.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Capital Stock” of any Person means any capital stock of such person that is not Disqualified Capital Stock; provided that such capital stock shall not be deemed Qualified Capital Stock to the extent sold or owed to a Subsidiary of such person or financed, directly or indirectly, using funds (a) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (b) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of the Parent.

“Quarterly Financial Statements” means unaudited consolidated balance sheets and related consolidated statements of income or operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for each fiscal quarter after December 31, 2015, in each case ended at least 45 days before the Effective Date.

“Rate Determination Date” means, with respect to any Interest Period, two Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise determined by the Administrative Agent).

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Recipient” means the Administrative Agent or any Lender.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, (a) such Person’s Affiliates and (b) the partners, directors, officers, employees and agents of such Person and of such Person’s Affiliates acting at the instruction of such Person or such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration into or through the environment.

“Reorganization Plan” means a plan of reorganization in any or all of the Cases of the Debtors.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller, vice president or managers (as applicable) of a

Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

“Restructuring Support Agreement” means that certain Restructuring Support and Lock-Up Agreement, dated as of July 8, 2016, among the Borrowers, the other Loan Parties, certain other subsidiaries of the Parent that are party to the Existing Credit Agreement Documents, certain Existing Credit Agreement Lenders and Cortland, as may be amended, supplemented or modified from time to time.

“Rolling Budget” means a projected statement of sources and uses of cash for the Parent and its Subsidiaries on a weekly basis, for the following 13 calendar weeks, including the anticipated use of the Facility and of Cash Collateral for each week during such period and setting forth on a cumulative roll-forward basis, the projected cash disbursements and projected cash receipts for each applicable week, in form substantially similar to the Initial Rolling Budget (unless otherwise agreed by the Required Lenders) and in substance reasonably satisfactory to the Required Lenders (which Rolling Budget shall be deemed reasonably satisfactory if the Required Lenders do not provide notice of dispute to such Rolling Budget within five Business Days after delivery thereof).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctions” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other sanctions authority applicable to any party hereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Testing Period” has the meaning specified in Section 6.01(g).

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreements” means, collectively, the U.S. Security Agreement and each Foreign Security Agreement, together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 6.12. The Security Agreements shall supplement, and shall not limit, the security interests granted pursuant to the Orders.

“Security Agreement Supplement” means the form of supplement attached to the U.S. Security Agreement as Annex I.

“Stated Maturity Date” means March 31, 2017; provided, however, that, if such date is not a Business Day, the Stated Maturity Date shall be the next preceding Business Day.

“Subject Obligations” has the meaning specified in Section 11.06(b).

“Subordinated Obligations” has the meaning specified in Section 11.08(a).

“Subsequent Testing Period” has the meaning specified in Section 6.01(g).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Superpriority Claim” has the meaning specified in Section 2.14.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Declaration Date” has the meaning specified in the definition of “Carve-Out” in Section 1.01.

“Testing Date” means the last Business Day of each week occurring after the Effective Date, which initial Testing Date shall be on July 22, 2016.

“Testing Period” has the meaning specified in Section 6.01(g).

“Third Testing Period” has the meaning specified in Section 6.01(g).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and the Outstanding Amount of all Loan of such Lender at such time.

“Total E&S Business” means the business conducted by Total E&S, Inc.

“Trade Date” has the meaning specified in Section 10.06(h).

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party and the creation of the Liens pursuant to the Collateral Documents, the Interim Order and the Final Order and the initial borrowings hereunder and (b) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“U.S. Borrower” has the meaning specified in the introductory paragraph hereto.

“U.S. Loan Party” means any Loan Party that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Variance Percentage” means, with respect to any Testing Period, the applicable percentage set forth in the table below for such Testing Period:

Test Period	Variance Percentage
	Receipts	Disbursements
First Testing Period	75%	125%
Second Testing Period	75%	125%
Third Testing Period	80%	120%
Subsequent Testing Period	80%	120%

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto.” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any and all references to “Borrower” regardless of whether preceded by the term a, any, each of, all and/or or any other similar term shall be deemed to refer, as the context requires, to each and every (and/or any one or all) parties constituting a Borrower, individually and/or in the aggregate.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) In this Agreement, where it relates to a company incorporated under the laws of Luxembourg, a reference to:

(i) a “winding-up”, “administration” or “dissolution” includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(ii) a “receiver”, “administrative receiver”, “administrator” or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;

(iii) a “security interest” includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect and any transfer of title by way of security;

(iv) a person being “unable to pay its debts” includes that person being in a state of cessation of payments (cessation de paiements); and

(v) a “director” includes a manager (gérant) or a member of the board of directors (membre du conseil d’administration).

Section 1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP (including any change required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that (i) until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect on the Effective Date and (B) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP and (ii) any operating lease that later becomes a Capitalized Lease as a result of a change in GAAP shall, during the life of such lease (including any renewals), be treated as an operating lease for all purposes under this Agreement.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

Section 1.04 Rounding. Any financial ratios required to be maintained by the Parent pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

Section 1.06 Eurocurrency Rate Generally.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Loans.

Subject to the terms and conditions set forth herein and in the Orders, each Lender severally agrees to make loans to the Borrowers on any Business Day on or after the Effective Date and prior to the Maturity Date in up to three draws, in Dollars, in an aggregate amount not to exceed such Lender’s Commitment. Each such Borrowing shall consist of Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage of the aggregate Commitments; provided, that (a) any Borrowing on the Effective Date shall be in an amount equal to the lesser of (i) $25,000,000, and (ii) the amount authorized by the Bankruptcy Court in the Interim Order and (b) the second Borrowing shall be made within two Business Days of the Final Order Entry Date (which aggregate principal amount, together with the first Borrowing, shall not be less than $50,000,000 in the aggregate). Any unused Commitments shall terminate on the earlier of (x) the third Borrowing hereunder and (y) the Maturity Date (such period from the Effective Date to the earlier of such dates, the “Availability Period”). Loans repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Applicable Borrower’s irrevocable notice to the Administrative Agent, which shall be given by a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to, or continuation of, Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans; provided that, in the case of the second Borrowing to occur after the Effective Date, such Loan Notice must be received by the Administrative Agent not later than two Business Days prior to the requested date of such Borrowing of Eurocurrency Rate Loan and (ii) 1:00 p.m. one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to, or continuation of, Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each Loan Notice shall specify (t) the identity of the Applicable Borrower, (u) whether the Applicable Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (v) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (w) the principal amount of Loans to be borrowed, converted or continued, (x) the Type of Loans to be borrowed or to which existing Loans are to be converted and (y) if applicable, the duration of the Interest Period with respect thereto. If the Applicable Borrower fails to specify a Type of Loan in a Loan Notice or if the Applicable Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans, in each case as described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 3:00 p.m., on the Business Day specified in the applicable Loan Notice, in accordance with the terms thereof. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Applicable Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Applicable Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, all continuations of Loans as the same Type, there shall not be more than an aggregate of five (5) Interest Periods in effect with respect to Loans which are Eurocurrency Rate Loans.

Section 2.03 [Reserved].

Section 2.04 [Reserved].

Section 2.05 Prepayments.

(a) Optional.

(i) The Applicable Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (except as provided in clause (iii) below); provided that, unless otherwise agreed by the Administrative Agent, (A) such notice must be received by the Administrative Agent not later than 10:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (2) one Business Day prior to any date of prepayment of Base Rate Loans; (B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect thereof). If such notice is given by the Applicable Borrower, the Applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.05(a) (1) shall be applied to the principal repayment installments thereof in such order as the Applicable Borrower may elect and (2) if applicable, shall be accompanied by the amount specified in clause (iii) below. Subject to Section 2.16, each prepayment shall be paid to each Lender in accordance with its Applicable Percentage in respect of the Facility.

(ii) [Reserved].

(iii)

(A) From and after the Final Order Entry Date, in the event that the Borrowers (1) prepay, refinance, substitute or replace the Facility pursuant to Section 2.05(a), (b)(i) or Section 2.06 in connection with or with the proceeds of another financing during the pendency of the Cases (excluding, for the avoidance of doubt, any prepayment, refinancing, substitution or replacement in connection with the incurrence of Indebtedness at the emergence of the Debtors from the Cases) or (2) effect any amendment, amendment and restatement or other modification of this Agreement to effect such other financing during the pendency of the Cases, the Borrowers shall pay to the Administrative Agent for the ratable account of each Lender, (I) in the case of clause (1), a prepayment premium of 2.00% of the principal amount of the Loans being prepaid or Commitments being replaced and (II) in the case of clause (2), a payment equal to 2.00% of the aggregate principal amount of the Loans and unused Commitments outstanding immediately prior to such amendment that have been refinanced.

(B) If any Lender is a Non-Consenting Lender and is replaced pursuant to Section 10.13 in connection with any amendment, amendment and restatement or other modification of this Agreement in connection with such other financing during the pendency of the Cases, such Lender shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium or payment described in the preceding clause (A).

(b) Mandatory.

(i) Debt Issuance. Within five Business Days of the receipt by any Loan Party or any Subsidiary of any Loan Party of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Loans in accordance with clause (v) below in an aggregate amount equal to 100% of such Net Cash Proceeds.

(ii) Dispositions and Involuntary Dispositions. The Borrower shall prepay the Loans in accordance with clause (v) below in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary of any Loan Party from all Dispositions (other than any Disposition permitted by Section 7.05(a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (l) or (m)) and Involuntary Dispositions within five Business Days of the date of receipt of such Net Cash Proceeds in connection with such Disposition or Involuntary Disposition; provided, further, that so long as no Default shall have occurred and be continuing, the Borrowers shall not be required to prepay the Loans with such Net Cash Proceeds from all such Involuntary Dispositions in an aggregate amount for all such Net Cash Proceeds during the term of the Facility not to exceed $10,000,000 in the aggregate, if at the election of the Borrowers (as notified by the Borrowers to the Administrative Agent on or prior to the date on which a notice of prepayment shall be required to be delivered to the Administrative Agent pursuant to clause (v) below), and to the extent such Loan Party or such Subsidiary reinvests all or any portion of such Net Cash Proceeds in operating assets (other than current assets) within 365 days after the receipt of such Net Cash Proceeds (or, if such Loan Party or Subsidiary shall have entered into a legally binding commitment within such 365-day period to so apply such Net Cash Proceeds, within 180 days following such 365-day period); provided that if such Net Cash Proceeds shall have not been so reinvested within the applicable period, the Borrower shall immediately prepay the Loans in an aggregate amount equal to such Net Cash Proceeds. Notwithstanding the foregoing, if the Borrowers reasonably determine (as certified by a Responsible Officer of the Borrowers describing in reasonable detail the applicable limitations) that any amounts attributable to Foreign Loan Parties and Foreign Subsidiaries that are required to be prepaid pursuant to this Section 2.05(b)(ii) would result in material adverse tax consequences or violate local law in respect of upstreaming proceeds (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), then the Borrowers and their Subsidiaries shall not be required to prepay such amounts as required under this Section 2.05(b)(ii) until such material tax consequences or local law violation no longer exists; provided that the Borrowers and their Subsidiaries shall take commercially reasonable actions to permit repatriation of the proceeds subject to such prepayments in order to effect such prepayments without violating local law or incurring material adverse tax consequences.

(iii) [Reserved].

(iv) [Reserved].

(v) Application of Prepayments. (A) Each prepayment of Loans pursuant to the provisions of Sections 2.05(b)(i) and 2.05(b)(ii) shall be applied ratably to the Loans then outstanding, and (B) such prepayment shall be applied to the principal repayment installments thereof in such order as the Borrower may elect. Subject to Section 2.16, all prepayments under this Section 2.05(b) shall be paid to the Lenders in accordance with their Applicable Percentages. Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in such order as the applicable Borrower may elect. All prepayments under this Section 2.05(b) shall be subject to Section 3.05 and all prepayments under Section 2.05(b)(i) shall be subject to Section 2.05(a)(iii), but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment

(vi) Notice of Prepayment. The Borrowers shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clause (i) or (ii) of this Section 2.05(b) at least two Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment, provide a reasonably detailed calculation of the amount of such prepayment and state under which subsection of Section 2.05(b) the Borrower is making such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrowers’ prepayment notice and of such Lender’s Applicable Percentage of the prepayment.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Parent may, upon written notice to the Administrative Agent, terminate the unused Commitments or from time to time permanently reduce the unused Commitments; provided that (i) any such written notice shall be received by the Administrative Agent not later than 10:00 a.m. five Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof.

(b) Mandatory. The Commitments shall be automatically and permanently reduced to zero at the end of the Availability Period.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the unused Commitments under this Section 2.06. Upon any reduction of unused Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees accrued until the effective date of any termination of any Commitments shall be paid on the effective date of such termination.

Section 2.07 Repayment of Loans.

(a) The Borrowers shall repay to the Lenders on the Maturity Date, the aggregate principal amount of all Loans outstanding on such date.

(b) If any principal repayment installment to be made by the Borrowers (other than principal repayment installments on Eurocurrency Rate Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and if any principal repayment installment to be made by the Borrowers on a Eurocurrency Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise and an Event of Default under 8.01(a) has occurred and is continuing as a result of such failure to pay, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrowers under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise and an Event of Default under 8.01(a) has occurred and is continuing as a result of such failure to pay, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

Section 2.09 Fees and OID.

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a commitment fee in Dollars equal to 5.00% per annum times the actual daily amount by which the aggregate Commitments (which, prior to the Final Order Entry Date, shall be limited to the amount of aggregate Commitments representing the amount authorized by the Bankruptcy Court in the Interim Order) exceed the aggregate outstanding principal amount of Loans. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable monthly in arrears on the last Business Day of each month and on the last day of the Availability Period.

(b) OID and Administrative Agent Fees.

(i) The Borrowers shall pay to the Administrative Agent for its own account, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay for the account of each Lender an original issue discount equal to (x) on the Effective Date, 2.00% of the aggregate principal amount of Loans authorized by the Bankruptcy Court in the Interim Order and (y) on the Final Order Entry Date, 2.00% of (A) the aggregate amount of the Commitments as of the Final Order Entry Date less (B) the aggregate principal amount of Loans authorized by the Bankruptcy Court in the Interim Order, as applicable, which original issue discount shall be earned, due and payable on such dates and calculated by multiplying 2.00% by each Lender’s ratable share, determined in accordance with its Applicable Percentage, of the aggregate principal amount of Loans authorized by the Bankruptcy Court in the Interim Order or (A) aggregate amount of Commitments as of the Final Order Entry Date less (B) the aggregate principal amount of Loans authorized by the Bankruptcy Court in the Interim Order, as applicable. Notwithstanding the foregoing, no applicable original issue discount shall reduce the amount of Obligations.

Section 2.10 Computation of Interest and Fees. (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to each Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each Borrower shall execute and deliver to such Lender (through the Administrative Agent) Notes, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made free and clear of, and without condition or deduction for, any counterclaim, defense, recoupment or setoff. All payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07(a) or as otherwise specifically provided for herein, if any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to Applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by any Borrower, the interest rate applicable to Base Rate Loans. If a Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Applicable Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Applicable Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, each payment of fees under Section 2.09 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments and Loans; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by any Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by any Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(g) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of the Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facility owing (but not due and payable) in respect of the Facility to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(1) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

Section 2.14 Priority and Liens; No Discharge.

(a) Each of the Loan Parties hereby covenants and agrees that upon the entry of an Interim Order (and when applicable, the Final Order) its obligations hereunder and under the Loan Documents and under the Collateral Documents: (1) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed superpriority administrative expense claim in the Case of such Loan Party (the “Superpriority Claims”); (2) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a valid, binding, continuing, enforceable perfected first priority Lien on all of the property of such Loan Parties, whether now existing or hereafter acquired, that is not subject to valid, perfected, non-voidable liens in existence at the time of commencement of the Cases or to valid, non-voidable liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (limited, in the case of voting equity interests of CFC’s and CFC Holdcos, to 65% of such voting equity interests) (but excluding a claim on Avoidance Actions and, prior to entry of the Final Order, the proceeds of Avoidance Actions); (3) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected junior Lien upon all property of such Loan Parties, whether now existing or hereafter acquired, that is subject to valid, perfected and non-voidable Liens in existence at the time of the commencement of the Cases or that is subject to valid Liens in existence at the time of the commencement of the Cases that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code; and (4) pursuant to Section 364(d)(l) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected first priority senior priming Lien on all of the property of such Loan Parties that is subject to the existing liens (the “Primed Liens”) which secure the Existing Credit Agreement, all of which Primed Liens shall be primed by and made subject and subordinate to the perfected first priority senior Liens to be granted to the Administrative Agent, which senior priming Liens in favor of the Administrative Agent shall also prime any Liens granted after the commencement of the Cases to provide adequate protection Liens in respect of any of the Primed Liens under clauses (1) through (4) above, subject in each case to the Carve-Out and as set forth in the Orders. Notwithstanding the foregoing, excluded from the foregoing grant of Lien is any right, title and interest of any Loan Party in and to any (i) Real Property improved by a Building or Manufactured (Mobile) Home and no such property shall be “Collateral” hereunder to the extent and for so long as the Flood Zone Requirements with respect to such property has not been satisfied to the satisfaction of each federally regulated Lender and (ii) Real Property constituting a one-to four-family residential property. “Flood Laws” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

(b) (i) Each Loan Party hereby confirms and acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order), the Liens in favor of the Administrative Agent on behalf of and for the benefit of the Secured Parties in all of such Loan Party’s Collateral, which includes, without limitation, all of such Loan Party’s Real Property, shall be created and perfected without the recordation or filing in any land records or filing offices of any Mortgage, assignment or similar instrument.

(ii) Further to Section 2.14(b)(i) and the Interim Order (and, when entered, the Final Order), to secure the full and timely payment and performance of the Obligations, each Loan Party hereby MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to the Administrative Agent, for the ratable benefit of the Secured Parties, the Real Property (which, for the avoidance of doubt, shall include all of such Loan Party’s right, title and interest now or hereafter acquired in and to (A) all improvements now owned or hereafter acquired by such Loan Party, (B) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by such Loan Party and now or hereafter attached to, installed in or used in connection with the Real Property, and all utilities whether or not situated in easements, and all equipment, inventory and other goods in which such Loan Party now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC) related to the Real Property, (C) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, (D) all reserves, escrows or impounds and all deposit accounts maintained by such Loan Party with respect to the Real Property, (E) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Real Property, together with all related security and other deposits, (F) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Real Property, (G) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Real Property, (H) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (I) all property tax refunds payable with respect to the Real Property, (J) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof, (K) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by such Loan Party as an insured party, and (L) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made to any Loan Party by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any Real Property), TO HAVE AND TO HOLD to the Administrative Agent, and such Loan Party does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to such property, assets and interests unto the Administrative Agent. Notwithstanding the foregoing, excluded from the foregoing grant of Lien is any right, title and interest of any Loan Party in and to any (i) Real Property improved by a Building or Manufactured (Mobile) Home and no such property shall be “Collateral” hereunder to the extent and for so long as the Flood Zone Requirements with respect to such property has not been satisfied to the satisfaction of each federally regulated Lender and (ii) Real Property constituting a one-to four-family residential property. “Flood Laws” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

(iii) Each Loan Party further agrees that, upon the request of the Administrative Agent in the exercise of its business judgment following the occurrence and during the continuation of an Event of Default, such Loan Party shall execute and deliver to the Administrative Agent, as soon as reasonably practicable following such request but in any event within 60 days following such request (or such later date as the Administrative Agent shall accept), Mortgages in recordable form with respect to the Real Property with a fair market value in excess of $3,000,000 owned by such Loan Party and identified by the Administrative Agent on terms reasonably satisfactory to the Administrative Agent and including the mortgaged Property Support Documents and such other deliverables as necessary to satisfy the Flood Zone Requirements.

(c) All of the Liens described in this Section 2.14 shall be effective and perfected upon entry of the Interim Order without the necessity of the execution, recordation of filings by the Debtors of mortgages (with the exception of any Mortgages executed and delivered after the Effective Date pursuant to this Section 2.14), security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Administrative Agent of, or over, any Collateral, as set forth in the Interim Order.

(d) The relative priorities of the Liens described in this Section 2.14. with respect to the Collateral of the Debtors shall be as set forth in the Interim Order (and, when entered, the Final Order). All of the Liens described in this Section 2.14 shall be effective and perfected upon entry of the Interim Order.

(e) Notwithstanding anything to the contrary herein, not more than 65% of the voting equity interests of any CFC or any CFC Holdco, and none of the equity interests of any Subsidiary of a CFC or a CFC Holdco, shall be pledged in favor of any Lender or the Administrative Agent.

(f) Each of the Loan Parties agrees that to the extent that its obligations under the Loan Documents have not been satisfied in full in cash, its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Orders and the Liens granted to the Administrative Agent and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

Section 2.15 Payment of Obligations.

Subject to the last paragraph of Section 8.02, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Loan Parties under this Agreement or any of the other Loan Documents, the Administrative Agent and the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

Section 2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17 Designated Lenders. Each of the Administrative Agent and each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of any Borrower to repay any Credit Extension in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided, further, that in the case of an Affiliate or branch of a Lender, all provisions applicable to a Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender.

ARTICLE 3

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Taxes from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deductions or withholding.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding Taxes, from any payment, then (A) the applicable Loan Party or the Administrative Agent, whichever is required by law, shall withhold or make such deductions as are determined, including based upon any information and documentation received pursuant to subsection (e) below, (B) the applicable Loan Party or the Administrative Agent, whichever is required by law, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including withholdings or deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined, including based upon the information and documentation received pursuant to subsection (e) below and applicable Law, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including withholdings or deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by a Borrower. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above:

(A) Each Loan Party shall, and does hereby, jointly and severally, indemnify each Recipient and shall make payment in respect thereof within 20 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(B) A certificate as to the amount of any such payment or liability, and the basis for calculation thereof delivered to any Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(C) Each of the Loan Parties shall also, and hereby jointly and severally agrees to, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand thereof, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below. Upon a Borrower’s written request, and provided that the applicable Lender is then a party to this Agreement, the Administrative Agent will use commercially reasonable efforts to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent from such Lender under clause (ii) of this subsection; provided, however, that the Administrative Agent’s seeking of such set off shall not be a condition to the Administrative Agent’s indemnification under the immediately preceding sentence, and the Administrative Agent’s seeking of such set off, or its failure or delay in seeking such set off, shall not constitute a waiver of the Administrative Agent’s right to indemnification under the immediately preceding sentence. If the Applicable Borrower has paid an amount to the Administrative Agent pursuant to the first sentence of this clause (i)(C), any set off with respect to such amount shall be for the benefit of the Applicable Borrower.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within 10 days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect to, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by any Borrower, Lender or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the applicable Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower or Lender, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to such Borrower, Lender or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) Any Lender that is a U.S. Person shall deliver to the U.S. Borrower and the Administrative Agent, on or before the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of a Borrower or the Administrative Agent), two executed copies of IRS Form W-9, or any subsequent versions thereof or successors thereto, certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) each Foreign Lender shall deliver to the U.S. Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, or any subsequent versions thereof or successors thereto, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, or any subsequent versions thereof or successors thereto, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such treaty,

(2) two executed copies of IRS Form W-8ECI, or any subsequent versions thereof or successors thereto,

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, or any subsequent versions thereof or successors thereto, or

(4) to the extent a Foreign Lender is not the beneficial owner, two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any such Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the U.S. Borrower and the Administrative Agent (in such numbers as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender hereunder or under any Loan Document would be subject to United States Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Borrowers and the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agree that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify such Borrowers and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival of Section 3.01. Each party’s obligations in this Section 3.01 shall survive the resignation and/or the replacement of the Administrative Agent, and any assignment of its rights by, or the replacement of a Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02 Illegality.

(a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending

Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(b) If, in any applicable jurisdiction, the Administrative Agent or any applicable Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Credit Extension to any Borrower who is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Parent, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Parent or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

Section 3.03 Inability to Determine Rates. If the Administrative Agent or the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the applicable interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for conversion into Base Rate Loans in the amount specified therein.

Section 3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the applicable interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurocurrency Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.

Section 3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by such Borrower;

(c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by any Borrower pursuant to Section 10.13; or

(d) any failure by any Borrower to make payment of any Loan on its scheduled due date;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract (but excluding any loss of anticipated profits). The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount or indemnity payment to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then, at the request of the Borrowers, such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount or indemnity payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case such Lender is unable to designate a different lending office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 10.13.

Section 3.07 Survival. All of the Borrowers’ obligations under this Article 3 shall survive termination of the aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions of Effectiveness. This Agreement shall become effective upon the satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed as promptly as practicable by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii) a Note evidencing the Loans to be made from time to time hereunder executed by each applicable Borrower in favor of each Lender requesting a Note no later than three Business Days prior to the Effective Date;

(iii) the U.S. Pledge and Security Agreement, dated as of the Effective Date (as modified, supplemented or amended from time to time, the “U.S. Security Agreement”), or a supplement thereto, substantially in the form attached thereto, as applicable, duly executed by each Loan Party;

(iv) subject to the Foreign Security Principles, a pledge or security agreement, duly executed by such Foreign Loan Party, governed by the laws of the jurisdiction in which such Foreign Loan Party is organized (any such non-U.S. law governed security agreement, as modified or supplemented from time to time, a “Foreign Security Agreement”) or in the case of any Loan Party organized in Canada by the laws of the jurisdiction where the pledged assets are located (as applicable) or as otherwise agreed by local counsel pursuant to which the Collateral of any such Foreign Loan Party shall have been pledged to secure the Obligations; provided that each Foreign Security Agreement shall be prepared by local counsel reasonably satisfactory to the Administrative Agent and shall conform as nearly as possible (as to the obligations guaranteed and rights intended to be granted thereunder) to the U.S. Security Agreement, taking into account such variations as shall be necessary or desirable under applicable local Law as reasonably determined by the Administrative Agent;

(v) subject to the Foreign Security Principles, such documentation and evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreements as the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby including, without limitation:

(A) any certificates representing the Equity Interests pledged pursuant to the Security Agreements accompanied by undated stock powers executed in blank and any instruments evidencing Indebtedness owing to a Loan Party indorsed in blank (in each case, to the extent required to be delivered to the Administrative Agent under the Security Agreements); provided that the foregoing shall be deemed to be satisfied to the extent such certificates or instruments in existence on the Effective Date have been delivered to the Existing Credit Agreement Agent;

(B) properly completed financing statements in form appropriate for filing under the Uniform Commercial Code or in other appropriate filing offices of each jurisdiction that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreements;

(C) PPSA financing statements filed under the PPSA of each jurisdiction or other appropriate filing offices that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreements;

(D) results from Lien searches performed on or before the Effective Date, listing all effective financing statements filed in the jurisdictions referred to in clauses (B) and (C) above that name any Loan Party as debtor, together with copies of such other financing statements;

(E) account control agreements referred to in the Security Agreements and duly executed by the appropriate parties; and

(F) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreements have been taken;

(vi) an intellectual property security agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to 4.01(a), the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken;

(vii) [reserved];

(viii) a certificate of a Responsible Officer of each Loan Party, identifying substantially all improved Real Property, and with respect to each such improved Real Property located in the United States that constitutes Collateral hereunder, a completed “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by each Loan Party relating thereto);

(ix) a certificate of a Responsible Officer of each Loan Party, dated the Effective Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall, to the extent available and customary, be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party and an incumbency (including specimen signatures) of the Responsible Officers of each Loan Party;

(x) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing (where applicable) and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;

(xi) [reserved];

(xii) a certificate signed by a Responsible Officer of Parent certifying that the conditions specified in Sections 4.01(h), (i), (j) and (m) have been satisfied;

(xiii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xiv) (A) the DIP Budget and (B) the Initial Rolling Budget; and

(xv) the executed Fee Letter.

(b) (i) All fees and expenses required to be paid to the Administrative Agent on or before the Effective Date and (in the case of expenses) invoiced no later than two Business Days prior to the Effective Date shall have been or concurrently with the Effective Date are being paid and (ii) all fees or original issue discount required to be paid to the Lenders on or before the Effective Date shall have been, or concurrently with the Effective Date are being paid.

(c) The Petition Date shall have occurred.

(d) Not later than seven (7) days following the Petition Date (or such later date as the Required Lenders may agree in their reasonable discretion), the Interim Order shall have been entered by the Bankruptcy Court and shall not have been vacated, reversed modified, amended or stayed without the consent of the Required Lenders.

(e) All “first day” orders intended to be entered on or prior to the date of entry of the Interim Order shall have been entered by the Bankruptcy Court, shall not have been modified, stayed or vacated (except with the consent of the Required Lenders) and shall be reasonably satisfactory in form and substance to the Required Lenders, it being understood that drafts approved by counsel to the Required Lenders prior to the Petition Date are reasonably satisfactory.

(f) No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(g) The Required Lenders shall not have provided written notice to the Borrowers prior to the release of their signature pages to this Agreement that they are not satisfied in their reasonable judgment that there shall not occur as a result of, and after giving effect to, the effectiveness of this Agreement, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Loan Parties’ or their respective subsidiaries’ debt instruments and other material agreements which, in the case of the Loan Parties’ debt instruments and other material agreements, would permit the counterparty thereto to exercise remedies thereunder on a post-petition basis or would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(h) The representations and warranties of each Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality qualifier contained herein or therein) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifier contained herein or therein) as of such earlier date.

(i) Since December 31, 2015, there shall not have been any event, occurrence, state of facts, circumstance, condition, effect or change that has had, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(j) There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases) that would reasonably be expected to result in a Material Adverse Effect.

(k) On the Effective Date, after giving effect to the Transactions, neither the Parent nor any of its Subsidiaries shall have any Indebtedness for borrowed money other than (i) the Obligations, after giving effect to the Transactions, and (ii) other Indebtedness permitted to be incurred or outstanding under Section 7.02.

(l) The Administrative Agent shall have received, at least two Business Days prior to the Effective Date, all documentation and other information concerning the Parent and each of its Subsidiaries as has been reasonably requested in writing at least five Business Days prior to the Effective Date by any Lender and as it reasonably determines is required by regulatory authorities under applicable “know your customer”, anti-money laundering, rules and regulations, including, without limitation, the PATRIOT Act.

(m) No Default shall exist, or would result from the effectiveness of this Agreement or from the other Transactions contemplated herein.

(n) The Borrowers shall have paid all reasonable and documented fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent), and a single local counsel to the Administrative Agent in each reasonably necessary jurisdiction, in each case in accordance with Section 10.04(a) and solely to the extent invoiced no later than two Business Days prior to the date of such Credit Extension.

(o) The Effective Date shall be on or prior to a date that is no later than July 29, 2016 (or such later date as the Required Lenders may agree).

Without limiting the generality of the provisions of Section 9.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Notwithstanding anything in Section 4.01(a) to the contrary, to the extent any Lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Effective Date after use of commercially reasonable efforts by the Parent and its Subsidiaries to do so or without undue burden or expense (other than, to the extent required under this Agreement, (A) creation and perfection of a Lien on Collateral that may be perfected solely by the filing of a financing statement under the UCC, the PPSA (or similar provisions of foreign law) or filings with the United States Patent and Trademark Office or United States Copyright Office or Canadian Intellectual Property Office and (B) a pledge of certificated Equity Interests owned by any Loan Party, along with stock (or similar) powers endorsed in blank with respect to which a Lien may be perfected on the Effective Date by the delivery of a stock (or similar) certificate; provided that the foregoing shall be deemed to be satisfied to the extent such certificates or instruments in existence on the Effective Date have been delivered to the Administrative Agent under the Existing Credit Agreement), then the provision of any such Lien search and/or the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the Effective Date but may instead be delivered and perfected within sixty (60) days after the Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion). The failure of any Loan Party to satisfy the conditions set forth in this paragraph on or prior to the date that is sixty (60) days after the Effective Date (or such later date or time as the Administrative Agent may agree in its reasonable discretion) shall constitute an Event of Default hereunder.

Section 4.02 Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans), is subject to the following conditions precedent:

(a) The Effective Date shall have occurred on or prior to a date that is no later than July 29, 2016 (or such later date as the Required Lenders may agree).

(b) (i) With respect to the first Borrowing to occur on the Effective Date, the Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Required Lenders; (ii) with respect to the second and third Borrowings to occur after the Effective Date, (A) the Final Order shall have been entered by the Bankruptcy

Court no later than the date that is forty (40) days following the date of entry of the Interim Order (or such later date as approved by the Required Lenders in their reasonable discretion), (B) the Canadian Recognition Order shall have been entered by the Canadian Court no later than ten (10) days following the Petition Date and (C) at the time of such Borrowing the Final Order and Canadian Recognition Order shall be in full force and effect, and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Required Lenders; and (iii) if either the Interim Order, the Final Order, the Canadian Recognition Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the performance by any Loan Party of any of their respective obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal.

(c) With respect to any Credit Extensions on or after the Final Order Entry Date, (x) all material “second day orders” intended to be entered on or prior to the date of entry of the Final Order, including a final cash management order and any order establishing procedures for the administration of the Cases shall have been entered by the Bankruptcy Court and shall not have been modified, stayed or vacated (except with the consent of the Required Lenders) and (y) all pleadings related to approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall be reasonably satisfactory in form and substance to the Required Lenders, or this condition is waived by the Required Lenders, it being understood and agreed that the form of such orders substantially in the forms filed on the Petition Date are reasonably acceptable to the Required Lenders.

(d) The representations and warranties of each Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (without duplication of any materiality qualifier contained herein or therein) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifier contained herein or therein) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a), 5.05(b) and 5.05(c) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a) and Section 6.01(b), respectively, and to the financial condition and results of operations of the Parent and its Subsidiaries.

(e) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(f) (i) All fees and expenses required to be paid to the Administrative Agent on or before the date of such Credit Extension and (in the case of expenses) invoiced no later than two Business Days prior to the date of such Credit Extension shall have been, or concurrently with the date of such Credit Extension are being, paid and (ii) all fees and expenses required to be paid to the Lenders on or before the date of such Credit Extension and (in the case of expenses) invoiced no later than two Business Days prior to the date of such Credit Extension shall have been, or concurrently with the date of such Credit Extension are being, paid.

(g) Unless waived by the Administrative Agent and the Required Lenders, the Borrowers shall have paid all reasonable and documented fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent), and a single local counsel to the Administrative Agent in each applicable jurisdiction, in each case in accordance with Section 10.04(a) and solely to the extent invoiced no later than two Business Days prior to the date of such Credit Extension.

(h) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(d) and (e) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. Subject to the entry of the Orders and subject to the terms thereof, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party (a) have been duly authorized by all necessary corporate or other organizational action; (b) do not contravene the terms of any of such Person’s Organization Documents; (c) do not conflict with or result in any breach or contravention of, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (d) do not violate any Law; and (e) do not result in the creation of any Lien on any property of Parent or any Subsidiary except Liens created under the Loan Documents.

Section 5.03 Governmental Authorization; Other Consents. Subject to the entry of the Orders and subject to the terms thereof, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof as set forth in Section 2.14) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings which (i) have been duly obtained, taken, given or made and are in full force and effect or (ii) are being filed obtained, taken, given or made in connection with the Loan Documents. All applicable waiting periods in connection with the Transactions have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transactions or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

Section 5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. Subject to the entry of the Orders and subject to the terms thereof, this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

Section 5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness.

(b) The Quarterly Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since December 31, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The DIP Budget, the Initial Rolling Budget and each Rolling Budget delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Parent’s best estimate of its future financial condition and performance, recognizing that there are industry-wide risks normally associated with the types of business conducted by Parent and its Subsidiaries and that Parent does not warrant that such forecasts and estimates will ultimately prove to have been accurate in any respect (material or immaterial).

Section 5.06 Litigation. Except as set forth on Schedule 5.06 and except for the Cases, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect (i) this Agreement, (ii) any other Loan Document or (iii) the consummation of the Transactions, in the case of this clause (a)(iii) in any material respect, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation (other than such violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Court) that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. Neither any Loan Party nor any Subsidiary has entered into or permits to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that violates Section 7.09 hereof.

Section 5.08 Ownership of Property; Liens; Investments. Each Loan Party and each of its Subsidiaries has good and indefeasible title in fee simple to, or valid leasehold interests in, all of their respective property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in writing to the Administrative Agent, no “building” or “mobile home” (in each case, as such terms are defined for purposes of the NFIP) exists on any real property which constitutes Collateral.

Section 5.09 Environmental Compliance.

(a) There are no Environmental Liabilities applicable to the Loan Parties, their respective Subsidiaries or their respective businesses, operations or properties that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Hazardous Materials have been Released or are otherwise present on any property currently or, to the knowledge of the Loan Parties, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries. Neither any Loan Party nor any of its Subsidiaries is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for any investigations, assessments or remedial or response actions that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the actual knowledge of the Loan Parties, none of the respective properties currently owned, leased or operated by any Loan Party or any of its Subsidiaries is adjacent to any property listed or proposed for listing on the NPL or any analogous state list, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries have been used, handled, stored or disposed of in accordance with the requirements of all Environmental Laws.

(c) Except (i) as in accordance in all material respects with the requirements of all Environmental Laws or (ii) as could not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect, there are no underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries. Except as could not, individually or the in aggregate, reasonably be expected to cause a Material Adverse Effect, there is no asbestos or asbestos-containing material requiring abatement or removal on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries.

(d) Except as could not, individually or the in aggregate, reasonably be expected to cause a Material Adverse Effect, the Loan Parties and each of their Subsidiaries (i) are and have been in compliance with all applicable Environmental Laws, (ii) have obtained all Environmental Permits necessary for the ownership and operation of its properties and assets and the conduct of its business and (iii) have been and are in compliance with all terms and conditions of such Environmental Permits.

(e) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of the Loan Parties threatened written notices, requests for information, orders, complaints, penalties or other claims against any Loan Party or any of its Subsidiaries under or relating to any Environmental Law including any such claims alleging potential liability or responsibility for violation of any Environmental Law, and no Loan Party nor any Subsidiary has received written notice of any non-compliance or alleged non-compliance with applicable Environmental Laws or Environmental Permits.

Section 5.10 Insurance. The properties of the Parent and its Subsidiaries are insured with financially sound insurance companies, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or the applicable Subsidiary operates. The Parent and its Subsidiaries have obtained and provided evidence to the Administrative Agent of all flood insurance required to be obtained under Section 6.07.

Section 5.11 Taxes. The Parent and its Subsidiaries have filed all material Tax returns and reports required to be filed, and have paid all material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (x) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and (y) that need not be paid pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code. There is no proposed Tax assessment in writing against the Parent or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any Tax sharing agreement with any Person other than another Loan Party or any Subsidiary thereof.

Section 5.12 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income Tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Parent, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Parent, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Parent nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (ii) the Parent and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Parent nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Parent nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) all employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, deducted or remitted or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 5.13 Subsidiaries; Equity Interests; Loan Parties. As of the Effective Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents or under the Existing Credit Agreement Documents. As of the Effective Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Effective Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any Foreign Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Subsidiaries as of the Effective Date.

Section 5.14 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of any Borrower only or of such Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between such Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of Parent, any Person Controlling Parent, any other Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, recognizing that there are industry-wide risks normally associated with the types of business conducted by Parent and its Subsidiaries, and the Borrowers do not warrant that such projections and estimates will ultimately prove to have been accurate.

Section 5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.17 Intellectual Property; Licenses, Etc. Except where failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Parent and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how, domain names, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, as currently conducted and as contemplated to be conducted, without conflict with the rights of any other Person, and the Parent and each of its Subsidiaries hold their respective interests in such IP Rights free and clear of any Liens and (ii) to the best knowledge of the Parent, no slogan or other advertising device, product, process, method, substance, part or other material now used, or now contemplated to be used, by the Parent or any of its Subsidiaries infringes, and the use of IP Rights by the Parent and its Subsidiaries in their respective business, as currently conducted and as contemplated to be conducted, does not infringe, upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Parent, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.18 [Reserved].

Section 5.19 Casualty, Etc. Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.20 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of Parent or any of its Subsidiaries as of the Effective Date and neither Parent nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

Section 5.21 Collateral Documents. Subject to, and upon the entry of the Orders, the Orders and the provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien with the priority set forth in Section 2.14 on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings and other actions completed prior to the Effective Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect such Liens.

Section 5.22 Sanctions; Anti-Corruption Laws. No Loan Party, nor any Subsidiary, nor any director, officer, employee, or affiliate thereof, nor, to the knowledge of the Loan Parties, any agent or representative thereof, is an individual or entity that is, or is owned or controlled by one or more Persons that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or any similar list enforced by any other relevant Sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Loan Parties and their Subsidiaries have conducted their businesses in compliance with applicable Sanctions.

The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption and Foreign Public Officials Act (Canada) and other similar anti-corruption legislation in other jurisdictions that is applicable to the Loan Parties and their Subsidiaries (“Anti-Corruption Laws”) and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

Section 5.23 Foreign Loan Parties. With respect to each Foreign Loan Party:

(a) Such Foreign Loan Party is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Loan Party, the “Applicable Foreign Loan Party Documents”), and the execution, delivery and performance by such Foreign Loan Party of the Applicable Foreign Loan Party Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Loan Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Loan Party is organized and existing in respect of its obligations under the Applicable Foreign Loan Party Documents.

(b) The Applicable Foreign Loan Party Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Loan Party is organized and existing for the enforcement thereof against such Foreign Loan Party under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents that the Applicable Foreign Loan Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Loan Party is organized and existing or that any registration charge or stamp or similar Tax be paid on or in respect of the Applicable Foreign Loan Party Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Loan Party Document or any other document is sought to be enforced and (ii) any charge or Tax as has been timely paid.

(c) There is no Tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Loan Party is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Loan Party Documents or (ii) on any payment to be made by such Foreign Loan Party pursuant to the Applicable Foreign Loan Party Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Loan Party Documents executed by such Foreign Loan Party are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Loan Party is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

Section 5.24 Use of Proceeds. All proceeds of Loans shall have been used by the Loan Parties and Subsidiaries thereof solely for the purposes permitted under Sections 6.11 and 6.16 of the Agreement.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, each Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its Subsidiaries to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent (or, if earlier, 15 days after the date required to be filed with the SEC (giving effect to any extension permitted by the SEC)), commencing with the fiscal year ending December 31, 2016, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year (together with consolidating balance sheet and income statement of the Loan Parties and their Subsidiaries that are not Loan Parties, which consolidating balance sheet and statement of income or operations shall not be required to be audited), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except with respect to, or resulting from, an upcoming Stated Maturity Date, may be subject to qualifications and exceptions in respect of the financial condition of the Parent and its Subsidiaries;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (or, if earlier, 5 days after the date required to be filed with the SEC (giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ended June 30, 2016), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended (together with consolidating balance sheet and statement of income or operations of the Loan Parties and their Subsidiaries that are not Loan Parties), setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within 30 days after the end of each fiscal month of each fiscal year of the Parent (commencing with the fiscal month ended June 30, 2016), a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal month and for the portion of the Parent’s fiscal year then ended (together with consolidating balance sheet and statement of income or operations of the Loan Parties and their subsidiaries that are not Loan Parties), certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided that the consolidating balance sheet as of the end of and consolidating statement of income or operations for the fiscal month ended June 30, 2016 shall not be required to be delivered prior to the date which is 45 days after the end of such fiscal month;

(d) as soon as available, but in any event within 45 days after the end of each fiscal year of Parent, an annual business plan and budget of the Parent and its Subsidiaries on a consolidated basis, including financial forecasts prepared by management of the Parent, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Stated Maturity Date for the Loans occurs);

(e) as soon as available, but in any event no later than 5:00 p.m. (New York time) on July 27, 2016 and each third Business Day of each week thereafter (each a “Flash Reporting Date”), the Borrowers agree to provide to the Administrative Agent and the Lenders, in form reasonably satisfactory to the Required Lenders, a flash report, prepared by the Borrowers in good faith in accordance with their past practices for internal financial reporting, which shall consist of statements of Cash Equivalents (including both book and bank balances) held by the Parent and its Subsidiaries on a consolidated basis (i) as of close of business on the Friday immediately preceding the applicable Flash Reporting Date and (ii) on average for the 10 Business Days immediately preceding the applicable Flash Reporting Date;

(f) as soon as available, but in any event no later than 5:00 p.m. (New York time) on August 17, 2016 and each third Business Day of each four-week period thereafter, a Rolling Budget;

(g) as soon as available, but in any event no later than 5:00 p.m. (New York time) on July 27, 2016 and each third Business Day of each week thereafter, a variance report setting forth (1) actual cash receipts and disbursements made by the Parent and its Subsidiaries for the applicable Testing Period ending on the last Business Day of the prior week, (2) fees, expenses and other charges of advisors and other professionals (including legal counsel) providing services to the Borrower or any of its Subsidiaries made by the Parent and its Subsidiaries for the applicable Testing Period ending on the last Business Day of the prior week, (3) variances, on an aggregate basis of the aggregate receipts and disbursements of the Parent and the Subsidiaries for such Testing Period against the aggregate receipts and disbursements (other than in respect of fees, expenses and other charges of advisors and other professionals (including legal counsel) providing services to the Borrower or any of its Subsidiaries) set forth for such period in the most recent Rolling Budget (or the Initial Rolling Budget, as applicable) on a weekly basis and (4) an explanation, in reasonable detail, for any material variance, and a certification of a Responsible Officer of the Borrower of compliance with Section 7.11; and as used herein “Testing Period” means (i) in respect of the first Testing Date covered in the most recent Rolling Budget, the one-week period ending on such Testing Date (the “First Testing Period”), (ii) in respect of the second Testing Date covered in the most recent Rolling Budget, the two-week period ending on such Testing Date (the “Second Testing Period”), (iii) in respect of the third Testing Date covered in the most recent Rolling Budget, the three-week period ending on such Testing Date (the “Third Testing Period”) and (iv) in respect of any subsequent Testing Date covered in the most recent Rolling Budget, the four-week period ending on such Testing Date (each, a “Subsequent Testing Period”).

As to any information contained in materials furnished pursuant to Section 6.02(d), the Parent shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), (b) and (c), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Parent (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement, in each case, evidencing Indebtedness in excess of $2,000,000 and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each written notice or other written correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g) not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all default notices, requests and other documents (including amendments, waivers and other modifications) received under or pursuant to any instrument, indenture, loan or credit or similar agreement, in each case, evidencing Indebtedness in excess of

$2,000,000 and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(h) (i) as soon as reasonably practicable in advance of filing with the Bankruptcy Court, Canadian Court or Bermuda Court or delivering to any statutory committee appointed in the Cases, Canadian Cases or Bermuda Cases, or the U.S. Trustee, as the case may be, the Final Order and all other proposed orders and pleadings related to the Loans and the Loan Documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any Reorganization Plan and/or any disclosure statement related thereto and (ii) by the earlier of (A) two Business Days prior to being filed (and if impracticable, then as soon as possible and in no event later than promptly after being filed) on behalf of any of the Debtors with the Bankruptcy Court, the Canadian Court or the Bermuda Court or (B) at the same time as such documents are provided by any of the Debtors to any statutory committee appointed in the Cases, Canadian Cases or Bermuda Cases or the U.S. Trustee, all other notices, filings, motions, pleadings or other information concerning the financial condition of the Parent or any of its Subsidiaries or other Indebtedness of the Loan Parties or any request for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code or Section 9019 of the Federal Rules of Bankruptcy Procedure; and

(i) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Parent shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Parent shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Parent hereby acknowledges that (1) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Parent hereunder (collectively, the “Parent Materials”) by posting Parent Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”) and (2) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parent hereby agrees that it will use commercially reasonable efforts to identify that portion of the Parent Materials that may be distributed to the Public Lenders and that (w) all such Parent Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Parent Materials “PUBLIC,” the Parent shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Parent Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Parent or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Parent Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Parent Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Parent Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Section 6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including a Material Adverse Effect that has resulted, or could reasonably be expected to result, from: (i) a breach or non-performance of, or any default under, a Contractual Obligation of the Parent or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Parent or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Parent or any Subsidiary;

(c) of any of the following that could reasonably be expected to result in a Material Adverse Effect: (i) any notice of any action or proceeding against, or of any noncompliance by, any Loan Party or any of its Subsidiaries with respect to any Environmental Law and (ii) the commencement of, or any material development in, any litigation or proceeding affecting the Parent or any Subsidiary pursuant to any applicable Environmental Laws;

(d) of the occurrence of any ERISA Event; and

(e) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence referred to therein and stating what action the Parent has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04 Payment of Obligations. In the case of any Debtor, in accordance with the Bankruptcy Code and subject to any required approval by the Bankruptcy Court, Canadian Court or Bermuda Court, pay and discharge as the same shall become due and payable, all its material obligations and liabilities (in the case of any Debtor, solely to the extent arising post-petition), including (a) all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Person; (b) all lawful material claims which, if unpaid, would by law become a Lien upon its property; and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 6.07 Maintenance of Insurance. (a) Maintain with financially sound insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance; and (b) if at any time any real property constituting Collateral on which a “building” or “mobile home” (in each case, as such terms are defined for purposes of the NFIP) is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), (i) obtain flood insurance in such total amount as required by Regulation H of the FRB, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the NFIP as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time and (ii) provide evidence in form and substance satisfactory to the Administrative Agent of such flood insurance to the Administrative Agent.

Section 6.08 Compliance with Laws. Except as otherwise excused by the Bankruptcy Code, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent or any Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent or any Subsidiary, as the case may be.

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Parent and at such reasonable times during normal business hours, upon reasonable advance notice to the Parent; provided, however, if no Event of Default shall have occurred and be continuing, only two such visits, inspections, examination or discussion may be conducted per fiscal year at each facility (which visit, inspection, examinations or discussions shall be coordinated by the Administrative Agent); provided further, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing as often as may be reasonably desired at the expense of the Parent at any time during normal business hours and without advance notice.

Section 6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for (a) working capital and general corporate purposes in accordance with the Rolling Budget; (b) professional fees and expenses whether or not in accordance with the Rolling Budget; and (c) Bankruptcy Court approved administrative expenses for estate professionals and such other expenses to which the Required Lenders may consent in their sole direction, in each case not in contravention of any Law or of any Loan Document.

Section 6.12 Covenant to Guarantee Obligations and Give Security.

(a) The formation or acquisition of any new direct or indirect Subsidiary after the Effective Date shall occur only with the consent of the Required Lenders. Upon the formation or acquisition of any such new direct or indirect Subsidiary (other than any Excluded Subsidiary) by any Loan Party (which, for the purpose of this paragraph, shall include any Subsidiary that ceases to be an Excluded Subsidiary), then the Parent shall, at the Parent’s expense (and in each case subject to the Foreign Security Principles):

(i) within 30 days after such formation or acquisition (or such longer period as may be agreed by the Administrative Agent in its sole discretion), (A) deliver documents and certificates of the type specified in clauses (ix) and (x) of Section 4.01(a) with respect to such Subsidiary and (B) cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within 30 days after such formation or acquisition (or such longer period as may be agreed by the Administrative Agent in its sole discretion), furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail reasonably satisfactory to the Administrative Agent,

(iii) within 45 days after such formation or acquisition (or such longer period as may be agreed by the Administrative Agent in its sole discretion) (or with respect to any contemplated Real Property security, within 60 days after request from the Administrative Agent pursuant to Section 2.14), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Equity in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(v), as well as, in the case of any Real Property security, the delivery of the Mortgaged Property Support Documents and evidence of compliance with the Flood Zone Requirements), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties,

(iv) within 45 days after such formation or acquisition (or such longer period as may be agreed by the Administrative Agent in its sole discretion), cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code and PPSA financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the personal properties purported to be subject to the Security Agreement Supplements, IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(v) [reserved],

(vi) within 60 days after such formation or acquisition (or such longer period as may be agreed by the Administrative Agent in its sole discretion), deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties (including applicable foreign counsel in accordance with the Foreign Security Principles) acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vii) within 90 days after such formation or acquisition (or such longer period as may be agreed by the Administrative Agent in its sole discretion), deliver, upon the reasonable request of the Administrative Agent in its reasonable discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition engineering, soils and other reports, and environmental assessment reports prepared or customarily prepared in connection with such formations or acquisitions, each in scope, form and substance reasonably satisfactory to the Administrative Agent; provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b) Upon the acquisition of any property constituting Collateral by any Loan Party, if such property, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected security interest with the priority set forth in Section 2.14 in favor of the Administrative Agent for the benefit of the Secured Parties or not covered by the same Collateral Documents as the property of the same type existing on the Effective Date, then Parent shall, at Parent’s expense:

(i) within 30 days after such acquisition (or such longer period as may be agreed by the Administrative Agent in its sole discretion), furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii) within 45 days after such acquisition (or such longer period as may be agreed by the Administrative Agent in its sole discretion) (or with respect to any contemplated Real Property security, within 60 days after request from the Administrative Agent pursuant to Section 2.14), cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties, including in the case of Real Property security, the delivery of the Mortgaged Property Support Documents and evidence of compliance with the Flood Zone Requirements.

(iii) within 45 days after such acquisition (or such longer period as may be agreed by the Administrative Agent in its sole discretion), cause the applicable Loan Party to take whatever action (including the filing of Uniform Commercial Code and PPSA financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such personal property, enforceable against all third parties

(iv) [reserved], and

(v) within 90 days after any acquisition of real property (or such longer period as may be agreed by the Administrative Agent in its sole discretion), deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such engineering, soils and other reports, and environmental assessment reports prepared or customarily prepared in connection with such acquisitions, each in scope, form and substance reasonably satisfactory to the Administrative Agent; provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(c) Upon the request of the Administrative Agent (at the direction or with the consent of the Required Lenders), following the occurrence and during the continuation of an Event of Default under Section 8.01(a) or Section 8.01(b) (as it relates to Section 7.11), the Parent shall, at the Parent’s expense, cause any Subsidiary that is not a Loan Party to (i) become a Loan Party and comply with the requirements of Section 6.12(a) and any other applicable requirements in the Loan Documents related thereto, (ii) cause such Loan Party to file an insolvency proceeding that becomes jointly administered with that of the Debtors and (iii) cause each of the Interim Order (within five (5) Business Days of the commencement of such proceeding or such other circumstance) and Final Order (within forty-five (45) days of the commencement of such proceeding or such other circumstance) to be made applicable to such Subsidiary.

(d) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements.

(e) Upon the formation or acquisition of any new Subsidiary that is classified as a CFC or a CFC Holdco and is directly held by a Loan Party, the Parent shall at the Parent’s sole expense within 30 days after such formation or acquisition (or such longer period as may be agreed by the Administrative Agent in its sole discretion), cause such new Subsidiary, and cause each direct and indirect parent of such new Subsidiary (if it has not already done so), to (i) duly execute and deliver to the Administrative Agent pledge agreements in form and substance reasonably satisfactory to the Administrative Agent pursuant to which 65% of the total voting power of the total outstanding Equity Interests of such new Subsidiary (and 100% of any non-voting Equity Interests of such new Subsidiary) shall be pledged to the Administrative Agent for the benefit of the Secured Parties, (ii) deliver a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties (including any applicable foreign counsel) acceptable to the Administrative Agent as to the matters contained in clause (i) above and as to such other matters as the Administrative Agent (at the direction or with the consent of the Required Lenders) may reasonably request and (iii) take whatever action (including with respect to any applicable foreign Laws) may be necessary or advisable in the opinion of the Administrative Agent (at the direction or with the consent of the Required Lenders) to vest in the Administrative Agent (or in any representative of the

Administrative Agent designated by it) valid and subsisting Liens on 65% of the total voting power of the total outstanding Equity Interests of such new Subsidiary (and 100% of any non-voting Equity Interests of such new Subsidiary).

(f) Notwithstanding the foregoing, the Loan Parties shall have no obligation to provide in favor of the Secured Parties any Mortgages or related documentation in respect of any Real Property held by the Borrowers or its Subsidiaries pursuant to this Section 6.12, except as contemplated by Section 2.14.

Section 6.13 Compliance with Environmental Laws. Comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required by applicable Environmental Laws; in each case, except as would not reasonably be expected to result in a Material Adverse Effect; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 6.14 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents or the Orders, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder or under the Orders and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or the Orders or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

Section 6.15 Material Contracts. In the case of any Debtor, in accordance with the Bankruptcy Code and subject to any required approval by the Bankruptcy Court, Canadian Court or Bermuda Court, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.16 Anti-Corruption Laws. Conduct its businesses in compliance with the Anti-Corruption Laws and maintain policies and procedures designed to promote and achieve compliance with such laws.

Section 6.17 [Reserved].

Section 6.18 Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent written notice of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence upon request.

Section 6.19 Conduct of Business. From and after the Effective Date, each Loan Party shall, or shall cause its Subsidiaries to, engage in (a) only material businesses engaged in by such Loan Party or its Subsidiaries on the Effective Date and similar or related businesses and reasonable extensions thereof and (b) such other lines of business as may be reasonably consented to by the Required Lenders.

Section 6.20 Post-Closing Obligations. The Loan Parties and their Subsidiaries will execute and delivery the documents and complete the tasks set forth on Schedule 6.20, in each case within the time limits specified on such schedule (or such longer period as the Administrative Agent may agree in its sole discretion).

Section 6.21 Certain Case Milestones.

(a) no later than seven calendar days after the Petition Date (or such later date as the Required Lenders may agree in their reasonable discretion), obtain the entry of the Interim Order, approving the Facility on an interim basis, in form and substance satisfactory to the Required Lenders;

(b) no later than 40 calendar days after the entry of the Interim Order (or such later date as the Required Lenders may agree in their reasonable discretion), obtain the entry of the Final Order approving the Facility on a final basis, in form and substance satisfactory to the Required Lenders;

(c) as promptly as possible, but in no event later than 30 calendar days after the Petition Date, the Debtors shall have filed an Acceptable Plan of Reorganization and disclosure statement (“Acceptable Disclosure Statement”) that are, in each case, acceptable to the Required Lenders in their sole discretion;

(d) no later than 90 calendar days after the Petition Date, obtain the entry of an order approving the Acceptable Disclosure Statement;

(e) no later than 130 calendar days after the Petition Date, obtain the entry of an order confirmation of the Acceptable Plan of Reorganization (the “Confirmation Date”);

(f) no later than seven calendar days following the Petition Date (or such later date as the Required Lenders may agree in their reasonable discretion), obtain the entry of the Canadian Recognition Order, which shall be in full force and effect and shall not be vacated, stayed, reversed in any respect.

(g) no later than 21 calendar days after the Confirmation Date, consummation of the Acceptable Plan of Reorganization.

To the extent the milestones set forth above are extended pursuant to the restructuring support agreement dated as of July 8, 2016 among the Loan Parties and certain of the lenders under the Existing Credit Agreement party thereto (the “Restructuring Support Agreement”), such milestones shall also be extended by such time for purposes of this Section 6.21.

Section 6.22 First and Second Day Orders. Cause all proposed “first day” orders, “second day” orders and all other orders establishing procedures for administration of the Cases or approving significant transactions submitted to the Bankruptcy Court, Canadian Court or Bermuda Court to be in accordance with and permitted by the terms of this Agreement and reasonably acceptable to the Required Lenders in all respects, it being understood and agreed that the forms of orders approved by the Required Lenders prior to the Petition Date are in accordance with and permitted by the terms of this Agreement in all respects and are reasonably acceptable and any orders that provide for the termination of the Commitments and the indefeasible repayment of the Obligations, in full, in cash, on or before the date of entry of such order are reasonably acceptable.

Section 6.23 Bermuda Cases. (a) Maintain the appointment of the JPLs with the powers granted to them by the Bermuda Court and co-operate with and assist the JPLs to perform their responsibilities in connection with the Bermuda Cases in a manner acceptable to the Administrative Agent (acting at the direction or with the consent of the Required Lenders) and (b) upon request of the Required Lenders promote or cause the JPLs to promote a scheme or schemes of arrangement under the provisions of section 99 of the Companies Act 1981 which, if sanctioned by the Bermuda Court, will give effect to and/or facilitate a reorganization and/or refinancing of the Parent and/or C&J Corporate substantially in accordance with the provisions of the Reorganization Plan as it relates to the Parent and/or C&J Corporate.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document or the Orders;

(b) Liens existing on the Effective Date and listed on Schedule 7.01;

(c) Liens for (i) pre-petition Taxes not yet due as of the Petition Date or which are being contested in good faith and by appropriate proceedings diligently conducted, or (ii) post-petition Taxes not yet due or which need not be paid pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code or which are being contested in good faith and by appropriate proceedings diligently conducted, in each case, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which do not secure Indebtedness for borrowed money and which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; provided that the sum of the aggregate amount of obligations secured thereby and the aggregate amount of such deposits and Liens shall not exceed $5,000,000 outstanding at any time, unless such amount is permitted for such period by the applicable Rolling Budget.

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property (including minor defects and irregularities in title and similar encumbrances) which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(f) including such Liens outstanding on the Effective Date; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;

(j) Leases with respect to the assets or properties of the Parent or any Subsidiary, in each case entered into in the ordinary course of such Person’s business so long as such leases are subordinate in all respects to the Liens granted and evidenced by the Collateral Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Parent or any Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent or any Subsidiary in the ordinary course of business in accordance with the past practices of such Person;

(l) other Liens securing any obligations (including Indebtedness) outstanding in an aggregate principal amount not to exceed $2,000,000; provided that no such Lien shall secure obligations under Guarantees provided pursuant to Section 7.02(e);

(m) Liens granted to provide adequate protection pursuant to the Interim Order or the Final Order;

(n) any interest or title of a lessor under any lease entered into by the Parent or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased, including Liens arising from precautionary UCC financing statements or similar or related filings in any jurisdiction made in respect of such leases;

(o) Liens on the assets of any Subsidiary that is not a Loan Party securing Indebtedness of such Subsidiary permitted under Section 7.02(k);

(p) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) consistent with those arising by operation of law consisting of customary and ordinary course rights of setoff upon deposits of cash in favor of banks or other depository institutions in the ordinary course of business;

(q) Liens on unearned premiums in respect of insurance policies securing insurance premium financing under Section 7.02(j);

(r) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage or such inventory or other goods in the ordinary course of business; and

(s) Liens granted by a Subsidiary that is not a Loan Party in favor of any Loan Party.

Notwithstanding anything herein to the contrary, no Subsidiary of the Parent that is not a Loan Party shall be permitted to create or incur any additional Liens under this Section 7.01 other than non-consensual Liens otherwise permitted under this Section 7.01.

Section 7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person for the purpose of directly mitigating risks associated with fluctuations in interest rates, foreign exchange rates or commodity prices;

(b) Indebtedness among the Parent and its Subsidiaries, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Collateral” under the Security Agreement, (ii) in the case of Indebtedness owing by a Loan Party to a Subsidiary that is not a Loan Party, be subordinated to the Obligations pursuant to terms substantially the same as the subordination terms applicable to the Guarantors pursuant to the Guaranty and (iii) be otherwise permitted under the provisions of Section 7.03 other than Section 7.03(e), (k) or (m);

(c) Indebtedness under the Loan Documents;

(d) Indebtedness outstanding on the Effective Date and listed on Schedule 7.02;

(e) (i) Guarantees of the Parent or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of any Loan Party and (ii) unsecured Guarantees of the Parent or any Subsidiary in respect of (A) Indebtedness of any Subsidiary that is not a Loan Party otherwise permitted hereunder or (B) operating leases and other obligations of any Subsidiary that is not a Loan Party, in each case, that do not constitute Indebtedness and are entered into in the ordinary course of business; provided that, in the case of this clause (ii), the aggregate amount of all such Guarantees at any time outstanding does not exceed (when added to any intercompany Indebtedness outstanding under Section 7.02(k)(i) below and Investments made pursuant to Section 7.03(k)(iii)) $5,000,000;

(f) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding (including any such Indebtedness outstanding on the Effective Date) shall not exceed, as of the date of incurrence of any such Indebtedness, $1,500,000;

(g) [reserved];

(h) [reserved];

(i) [reserved];

(j) Indebtedness issued to insurance companies, or their affiliates, to finance insurance premiums payable to such insurance companies, or their affiliates, to finance insurance premiums payable to such insurance companies in connection with policies purchased by a Loan Party in the ordinary course of business;

(k) Indebtedness of any Subsidiary that is not a Loan Party in the form of intercompany Indebtedness owing to the Parent or any other Loan Party in an aggregate amount at any time outstanding not to exceed (when added to any Guarantees issued in accordance with clause (e)(ii) above and Investments made under Section 7.03(k)(iii)) $5,000,000;

(l) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds and completion guarantees provided by the Parent or a Subsidiary in the ordinary course of its business;

(m) Indebtedness in respect of (i) self-insurance obligations, completion, bid, performance, appeal or surety bonds issued for the account of the Parent or any Subsidiary, performance and completion guarantees, import and export custom and duty guaranties and similar obligations, in each case in the ordinary course of business, including guarantees or obligations of the Parent or any wholly-owned Subsidiary with respect to letters of credit or similar instruments supporting such obligations (in each case other than for an obligation for money borrowed) or (ii) obligations represented by letters of credit for the account of the Parent or any wholly-owned Subsidiary, as the case may be, in order to provide security for workers’ compensation claims;

(n) [reserved];

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(p) customer deposits and advance payments received in the ordinary course of business; and

(q) Guarantees by the Parent or its Subsidiaries of operating leases of the Loan Parties or other obligations of the Loan Parties, in each case, that do not constitute Indebtedness and are entered into in the ordinary course of business.

Notwithstanding anything herein to the contrary, no Subsidiary of the Parent that is not a Loan Party shall be permitted to create or incur any additional Indebtedness under this Section 7.02 other than such Indebtedness of a non-consensual nature or such Indebtedness under Section 7.02(e)(ii)(A) and (k), in each case otherwise permitted under this Section 7.02.

Section 7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Parent and its Subsidiaries in the form of Cash Equivalents;

(b) [reserved];

(c) (i) Investments by the Parent and its Subsidiaries in their respective Subsidiaries outstanding on the Effective Date and identified on Schedule 7.03, (ii) additional Investments by the Parent and its Subsidiaries in Loan Parties and (iii) additional Investments by Subsidiaries of the Parent that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02(e);

(f) Investments existing on the Effective Date (including those referred to in Section 7.03(c)(i)) and identified on Schedule 7.03;

(g) [reserved];

(h) [reserved];

(i) [reserved];

(j) [reserved];

(k) (i) Investments by the Loan Parties in any Subsidiary that is not a Loan Party constituting the issuance of Guarantees permitted under Section 7.02(e)(ii) above and (ii) Investments by the Loan Parties in any Subsidiary that is not a Loan Party constituting intercompany Indebtedness permitted under Section 7.02(k) above; provided that the aggregate amount of such Investments (when added to Investments made pursuant to clause (i) above) does not exceed $5,000,000 (net of any cash return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts, in an amount not to exceed the amount of the original Investment at the time such Investment was made);

(l) [reserved];

(m) Investments by the Loan Parties in Swap Contracts permitted under Section 7.02(a);

(n) Investments received in consideration for an asset sale permitted by Section 7.05 other than Section 7.05(l); provided that such transfer or sale shall be on terms reasonably satisfactory to the Required Lenders and that the Loan Parties shall take appropriate steps to grant a security interest in such Investments with the priority set forth in Section 2.14 in favor of the Administrative Agent, for the benefit of the Secured Parties; and

(o) Investments (including Indebtedness and other obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business.

Notwithstanding anything herein to the contrary, no Loan Party may make any additional Investment in any Subsidiary of the Parent that is not a Loan Party under this Section 7.03 (other than as set forth in Section 7.03(k)).

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) (i) any Borrower may merge, consolidate or amalgamate with or into the Parent or one or more of its Subsidiaries, provided that, if the U.S. Borrower is merged, consolidated or amalgamated with any Person, the U.S. Borrower shall be the continuing or surviving Person and if any other Borrower is merged, consolidated or amalgamated, a Borrower shall be the continuing or surviving Person, or (ii) any Subsidiary (other than a Borrower) may merge with any other Subsidiary (other than a Borrower) provided that if any such Person is a Guarantor, a Guarantor shall be the surviving Person;

(b) any Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Loan Party;

(c) (i) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to another Subsidiary that is not a Loan Party and (ii) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to a Loan Party;

(d) [reserved]; and

(e) any Subsidiary (other than a Borrower) may dissolve, liquidate or wind-up its affairs so long as all of its assets are distributed or otherwise transferred to the Parent or any other Subsidiary and, so long as, in the case of a Guarantor, all of its assets are distributed or otherwise transferred to a Borrower or a surviving Guarantor.

Notwithstanding the foregoing, in no event shall Parent or any of its Subsidiaries that do not constitute Excluded Subsidiaries on the Effective Date merge, dissolve, liquidate, consolidate or amalgamate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) or the Equity Interests in any of its Subsidiaries to or in favor of any Person if the result of such transaction is to cause any of the Subsidiaries to become an Excluded Subsidiary if such Person was not an Excluded Subsidiary immediately prior to giving effect thereto.

Section 7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) (A) the proceeds of such Disposition are paid not less than 75% in cash, (B) within 90 days of such Disposition, the Parent or the applicable Subsidiary has obtained a written replacement order to replace such equipment with replacement equipment and (C) if the equipment subject to such Disposition was Collateral, such replacement equipment is or becomes Collateral subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties substantially contemporaneously with the consummation of such replacement;

(d) Dispositions of property by any Subsidiary to the Parent or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party; provided further that no Disposition of the Equity Interests in any Subsidiary that does not constitute an Excluded Subsidiary on the Effective Date shall be permitted under this clause (d) if the result of such transaction is to cause such Subsidiary to become an Excluded Subsidiary if such Person was not an Excluded Subsidiary immediately prior to giving effect thereto;

(e) Dispositions permitted by Section 7.04;

(f) grants of non-exclusive licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Parent or any wholly-owned Subsidiary, in each case, in the ordinary course of business consistent with past practice;

(g) Dispositions by the Parent and its Subsidiaries not otherwise permitted under this Section 7.05; provided that the aggregate book value of all property Disposed of in reliance on this clause (g) shall not exceed as of the date of any such Disposition an amount equal to $25,000,000; provided that the Net Cash Proceeds of such Disposition shall be deposited as promptly as practicable into a segregated blocked account pledged to the Administrative Agent pursuant to reasonable and customary arrangements for so long as the Debtors have not emerged from the Cases; provided, further, that so long as no Default shall have occurred and be continuing, the Borrowers shall not be required to make such deposit with respect to an amount equal to $12,500,000 in the aggregate of the Net Cash Proceeds from all such Dispositions during the term of the Facility;

(h) so long as no Default shall occur or be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of Section 7.05(g) or (m);

(i) any Disposition of all or a portion of the Total E&S Business; provided that 75% of the Net Cash Proceeds of such Disposition shall be deposited as promptly as practicable into a segregated blocked account pledged to the Administrative Agent pursuant to reasonable and customary arrangements for so long as the Debtors have not emerged from the Cases;

(j) Dispositions of light vehicles (i.e. cars and pick-up trucks but not heavy trucks or rigs) in the ordinary course of business;

(k) any settlement of or payment in respect of, or series of settlements or payments in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent or any of its Subsidiaries;

(l) Dispositions of property constituting the making of Investments permitted under Section 7.03 other than Section 7.03(n) and Dispositions of property constituting the making of Restricted Payments permitted by Section 7.06; and

(m) the sale of past due accounts receivable in the ordinary course of business;

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(l) (other than Dispositions to any Loan Party) shall be for fair market value.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom, each Subsidiary may make Restricted Payments to any Loan Party and any other Person (to the extent the proceeds of such Restricted Payment are being passed through by such other Person to a Loan Party) that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made.

Section 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent and its Subsidiaries on the Effective Date or any business related or incidental thereto.

Section 7.08 Transactions with Affiliates. Enter into or permit to exist any transaction of any kind with any Affiliate of any Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Parent or such Subsidiary as would be obtainable by the Parent or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, that the foregoing restriction shall not apply to transactions between or among the Loan Parties.

Section 7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that:

(a) limits the ability (i) of any Subsidiary to (A) make Restricted Payments to any Loan Party or (B) otherwise transfer property to or invest in any Loan Party, except for any agreement (1) in effect on the Effective Date and set forth on Schedule 7.09, or (2) in effect at the time such entity becomes a Subsidiary of the Parent after the Effective Date, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Parent, (ii) of the Parent or any Subsidiary to Guarantee the Obligations or (iii) of the Parent or any Subsidiary to create, incur, assume or suffer to exist Liens on the property of such Person to secure the Obligations; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; provided that such agreement (1) exists at the time such Person becomes a Subsidiary of the Parent, (2) is not entered into solely in contemplation of such Person’s becoming a Subsidiary of the Parent and (3) does not extend to the assets of any Person other than the Person becoming a Subsidiary of the Parent; or

(b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations.

Section 7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.11 Financial Covenants.

(a) Budget Variance. As of any Testing Date, for the Testing Period ending on such Testing Date, the Borrower shall not permit (i) the aggregate receipts of the Parent and its Subsidiaries for such Testing Period to be less than, in the aggregate, the applicable Variance Percentage for the applicable Testing Period of the aggregate receipts line item for the Parent and its Subsidiaries for such Testing Period, and (ii) the aggregate operating disbursements (excluding professional fees and expenses) made by the Parent and its Subsidiaries for such Testing Period to be greater than the applicable Variance Percentage for the applicable Testing Period, of the aggregate operating disbursements line item for such Testing Period, in each case set forth in the most recent Rolling Budget covering such Testing Period.

(b) Capital Expenditures. Commencing with the Petition Date and as of the end of each subsequent fiscal month end, make any Capital Expenditure, except for Capital Expenditures not exceeding an amount equal to the applicable amount set forth below for the period beginning on the Petition Date and ending on the last day of such month.

Fiscal Month	Capital Expenditures
August 2016	$15,560,000
September 2016	$21,550,000
October 2016	$27,540,000
November 2016	$33,530,000
December 2016	$39,510,000
January 2017	$46,540,000
February 2017	$53,660,000
March 2017	$61,870,000

Section 7.12 Amendments of Organization Documents. Amend any of its Organization Documents, unless such amendments, modifications, or supplements could not reasonably be expected to be materially adverse to the rights of the Administrative Agent or the Lenders.

Section 7.13 Accounting Changes. Make any change in (a) its accounting policies or reporting practices, except as required by Law or GAAP, or (b) its fiscal year.

Section 7.14 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any post-petition Indebtedness or any Indebtedness existing on the Petition Date, except, in the case of such Indebtedness in existence on the Petition Date, (a) as expressly provided for in the “first day” orders entered by the Bankruptcy Court that are reasonably acceptable to the Administrative Agent and (b) payments that are made substantially simultaneous with or following the termination of the Commitments and the repayment of the Obligations in cash in full and are provided for in the Acceptable Plan of Reorganization.

Section 7.15 Amendment, Etc. of Indebtedness. Amend, modify or change in any manner any term or condition of any Indebtedness set forth on Schedule 7.02 to the extent not materially adverse to the Lenders.

Section 7.16 Sanctions. Use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person that, at the time of such funding, is the subject of Sanctions, to fund any activities or business in any Designated Jurisdiction, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent or otherwise) of Sanctions.

Section 7.17 Anti-Corruption Laws. Use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the Anti-Corruption Laws.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein and in the currency required hereunder, any amount of principal of any Loan, or (ii) pay within three (3) days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) pay within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of the last paragraph of Section 4.01, Sections 6.03(a), 6.03(b), 6.05(a), 6.11, 6.20, 6.21, 6.22 and 6.23 or Article 7; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier to occur of (i) written notice thereof being given to the Parent by the Administrative Agent or (ii) a Responsible Officer of a Loan Party otherwise becoming aware of such default; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (without duplication of any materiality qualifier contained herein or therein) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $2,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (or corresponding term, in each case as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (or corresponding term, in each case as defined in such Swap Contract) or (B) any Termination Event (or corresponding term, as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (or corresponding term, as so defined in such Swap Contract) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $2,000,000; provided, that this clause (e) shall not apply to any Indebtedness outstanding hereunder and any Indebtedness of any Debtor that was incurred prior to the Petition Date (or, if later, the date on which such Person became a Debtor); or

(f) Insolvency Proceedings, Etc. Any Subsidiary (other than a Debtor) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or makes a proposal to its creditors or files notice of its intention to do so, institutes any other proceeding under applicable Law seeking to adjudicate it a bankrupt or an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors, composition of it or its debts or any other similar relief; or applies for or consents to the appointment of any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; unless (x) prior to any of the foregoing described in clause (f), such Subsidiary becomes a Loan Party, (y) within five (5) Business Days of such action, such Subsidiary’s insolvency proceeding becomes jointly administered with that of the Borrowers, and (iii) each of the Interim Order (within five (5) Business Days of the commencement of such proceeding or such other circumstance) and Final Order (within forty-five (45) days of the commencement of such proceeding or such other circumstance) are made applicable to such Subsidiary; or

(g) Inability to Pay Debts; Attachment. (i) Any Subsidiary (other than a Debtor) thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (which, in the case of the Debtors only, arose post-petition) (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $2,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage or the benefit of indemnity), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to a Pension Plan, Multiemployer Plan or the PBGC which has resulted in or could reasonably be expected to result in liability in excess of $25,000,000 or the imposition of a Lien on the assets of a Loan Party, or (ii) the Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000 or the imposition of a Lien on the assets of a Loan Party; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 or the Orders shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby; or

(m) Cases.

(i) Any of the Cases of the Debtors shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Debtors shall file a motion or other pleading seeking the dismissal of any of the Cases of the Debtors under Section 1112 of the Bankruptcy Code or otherwise without the consent of the Required Lenders or (ii) a trustee under Chapter 11 of the Bankruptcy Code or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases of the Debtors and the order appointing such trustee or examiner shall not be reversed or vacated within (30) days after the entry thereof unless consented to by the Required Lenders; or

(ii) An application shall be filed by any Debtor for the approval of any Other Superpriority Claim, or an order of the Bankruptcy Court, Canadian Court or Bermuda Court shall be entered granting any Other Superpriority Claim (other than with respect to (a) the Carve-Out in any of the Cases or (b) any application or order that provides for immediate indefeasible payment in full in cash of the Obligations) that is pari passu with or senior to the claims of the Administrative Agent and the Lenders against any Borrower or any other Loan Party hereunder or under any of the other Loan Documents, or there shall arise or otherwise be granted any such pari passu or senior Other Superpriority Claim, in each case other than Superpriority Claims or other than with respect to the Carve-Out and the Liens permitted to have such priority under the Loan Documents and the Orders, the Loan Parties shall create or incur, or the Bankruptcy Court, Canadian Court or Bermuda Court enters an order granting, any Lien which is pari passu with or senior to any Liens under the Loan Documents or the adequate protection Liens granted under the Interim Order; or

(iii) The Bankruptcy Court, Canadian Court or Bermuda Court shall enter an order or orders granting relief from the automatic stay application under Section 362 of the Bankruptcy Code (or equivalent) so as to (A) permit a third party to proceed on any assets of any of the Debtors which have a value in excess of $2,000,000 in the aggregate or (B) permit other actions that would result in a Material Adverse Effect on the Debtors or their estates (taken as a whole); or

(iv) (A) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying for a period of seven (7) days or more, vacating or otherwise amending, supplementing or modifying the Interim Order or Final Order, or the Parent or any Subsidiary of the Parent shall apply for the authority to do so, in each case in a manner that is adverse to the Administrative Agent or the Lenders, without the prior written consent of the Administrative Agent and the Required Lenders; (B) an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral by the Loan Parties and the Loan Parties shall have not obtained use of Cash Collateral pursuant to an order consented to by, and in form and substance reasonably acceptable to, the Administrative Agent (with the consent of the Required Lenders); (C) the Interim Order (prior to the entry of the Final Order) or Final Order (at all times thereafter) shall cease to create a valid and perfected Lien on the Collateral or to be in full force and effect; (D) without the written consent of the Administrative Agent and the Required Lenders, the entry of an order in any of the Cases granting adequate protection to any other Person; (E) an order shall have been entered by the Bankruptcy Court modifying the adequate protection obligations granted in any Order without the prior written consent of the Administrative Agent and the Required Lenders, (F) an order shall have been entered by the Bankruptcy Court avoiding or requiring disgorgement by the Administrative Agent or any of the Lenders of any amounts received in respect of the Obligations, (G) any Loan Party shall file a motion or other request with the Bankruptcy Court seeking any financing under Section 364(d) of the Bankruptcy Code secured by any of the Collateral that does not provide for termination of the Commitments and indefeasible payment in full in cash of the Obligations (without the prior consent of the Administrative Agent and the Required Lenders) or (H) other than with respect to the Carve-Out, a final non-appealable order in the Cases shall be entered charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders; or

(v) Except as permitted by the Orders or as otherwise agreed to by the Administrative Agent and the Required Lenders, any Debtor shall make any Pre-Petition Payment other than Pre-Petition Payments authorized by the Bankruptcy Court in accordance with the “first day” orders of the Bankruptcy Court; or

(vi) A Reorganization Plan that is not an Acceptable Plan of Reorganization shall be (i) confirmed by any Person or (ii) confirmed or filed by any Loan Party in any of the Cases of the Debtors, or any order shall be entered which dismisses any of the Cases of the Debtors and which order does not provide for termination of the Commitments and indefeasible payment in full in cash of the Obligations under the Loan Documents and continuation of the Liens with respect thereto until the effectiveness thereof (other than contingent indemnification obligations not yet due and payable), or any of the Debtors shall seek confirmation of any such plan or entry of any such order; or

(vii) Any Loan Party or other Subsidiary shall take any action in support of any matter set forth in paragraphs (i)-(vi) above or in support of any filing by any Person of a Reorganization Plan that is not an Acceptable Plan of Reorganization or any other Person shall do so and such application is not contested in good faith in the sole discretion of the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal, in each case unless the Administrative Agent (with the consent of the Required Lenders) consents to such action; or

(viii) Any of the Loan Parties shall seek to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court, Canadian Court or Bermuda Court or any other writing executed by any Loan Party or by oral argument) any motion to, (1) disallow in whole or in part any of the Obligations arising under this Agreement or any other Loan Document, (2) disallow in whole or in part any of the Indebtedness owed by the Loan Parties under the Existing Credit Agreement Documents, (3) challenge the validity and enforceability of the Liens or security interests granted under any of the Loan Documents or in any Order in favor of the Administrative Agent, or (4) challenge the validity and enforceability of the Liens or security interests granted under the Existing Credit Agreement Documents or in any Order in favor of the Existing Credit Agreement Agent or Existing Credit Agreement Lenders; or

(ix) Termination or expiration of any exclusivity period for any Loan Party to file or solicit acceptances for a Reorganization Plan; or

(x) Noncompliance by any Loan Party or any of its Subsidiaries with the terms of the Interim Order or the Final Order; or

(xi) Termination of the Restructuring Support Agreement in accordance with its terms.

(n) Canadian Recognition Order. Any Loan Party shall make, permit to be made or seek any change, amendment or modification, to the Canadian Recognition Order or any other order of the Canadian Court with respect to the Canadian Cases in a manner that is adverse to the interest of the Lenders without the consent of the Required Lenders.

Section 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders take any or all of the following actions:

(a) declare the unused commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all applicable outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower; and

(c) subject to the proviso below, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and the Orders;

provided, that with respect to the enforcement of Liens or other remedies with respect to the Collateral of the Loan Parties under the proceeding clause (c), the Administrative Agent shall provide the Parent with five (5) Business Days’ written notice prior to taking the action contemplated thereby (in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing).

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel) to the respective Lenders and amounts payable under Article 3, ratably among them in proportion to the respective amounts described in this Second clause payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this Third clause payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this Third clause held by them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

ARTICLE 9

ADMINISTRATIVE AGENT

Section 9.01 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints, designates and authorizes Cortland to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article 9 and Article 10 (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Rights as a Lender. If the Person serving as the Administrative Agent hereunder is also a Lender hereunder, then such Person shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing:

(a) the Administrative Agent and its Related Parties shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) the Administrative Agent and its Related Parties shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) the Administrative Agent and its Related Parties shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) the Administrative Agent and its Related Parties shall not be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Parent or a Lender;

(e) the Administrative Agent and its Related Parties shall not be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions; without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objections.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

Section 9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Parent, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall confer any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except with respect to any Person in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09, and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, any other Debtor Relief Laws, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10 Collateral and Guaranty Matters.

(a) Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the aggregate Commitments and indefeasible payment in full in cash of all Obligations (other than contingent indemnification obligations) (such event, the “Facility Termination Date”), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposal permitted hereunder or under any other Loan Document, (iii) in the event that such property is no longer required to be pledged pursuant to Section 6.12 hereof or any provision of any other Loan Document or (iv) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 10.01;

(ii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or such Person is no longer required to be a Guarantor pursuant to Section 6.12 hereof or any provision of any other Loan Document; and

(iii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(b) If as a result of any transaction not prohibited by this Agreement any Guarantor becomes an Excluded Subsidiary or is otherwise no longer required to be a Guarantor pursuant to Section 6.12 hereof or any provision of any other Loan Document, then such Guarantor’s Guarantee shall be automatically released. If as a result of any transaction not prohibited by this

Agreement the property of (including Equity Interests held by) any Person is no longer required to be pledged pursuant to Section 6.12 hereof or any provision of any other Loan Document, then the security interest of the Administrative Agent and the other Secured Parties therein shall be automatically released. In connection with any termination or release pursuant to this Section 9.10(b), the Administrative Agent and any applicable Lender shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.10(b) shall be without recourse to or warranty by the Administrative Agent or any Lender.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (and by the Administrative Agent with the consent of the Required Lenders) and the applicable Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)) without the written consent of each Lender;

(b) [reserved];

(c) extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(d) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of the Facility hereunder or under any other Loan Document without the written consent of each Lender;

(e) (i) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(f) change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (ii) Section 2.12(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly affected thereby or (iii) modify the sharing provisions of Section 2.13 without the written consent of each Lender directly affected thereby;

(g) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof or any provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(h) amend or modify the Superpriority Claim status of the Lenders under the Orders or under any Loan Document or release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(j) release any Borrower or permit any Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender; and provided, further, that

(i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and

(ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; and (B) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of Title 11 of the United States Code supersedes the unanimous consent provisions set forth herein.

Notwithstanding anything to the contrary herein, the Administrative Agent may, with the prior written consent of the Parent only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, mistake, defect or inconsistency.

If any Lender becomes a Non-Consenting Lender, the Parent may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Parent to be made pursuant to this paragraph).

Section 10.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Borrower or any other Loan Party or the Administrative Agent, to the address, fax number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, fax number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to any Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE PARENT MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE PARENT MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE PARENT MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Parent Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). The Parent acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.

(d) Change of Address, Etc. Each of the Borrowers and the Administrative Agent may change its address, fax number or telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Parent Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Parent or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [reserved], (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, its Affiliates and the Required Lenders (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and the Required Lenders), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that the Loan Parties shall not be required under this clause (i) to pay the fees and expenses of (A) more than one principal outside counsel for each of the Administrative Agent or the Lenders, (B) more than one outside counsel acting as regulatory counsel for each of the Administrative Agent or the Lenders, or (C) more than a single local counsel for each of the Administrative Agent or the Lenders in any relevant jurisdiction as reasonably determined by the Administrative Agent or the Lenders as the case may be (and which may include a single local counsel acting in multiple jurisdictions), except in, each case, to the extent there is an actual or perceived conflict of interest between or among such parties and the party affected by such conflict informs the Borrowers of such conflict and thereafter retains its own principal, regulatory or local counsel and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04 or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Parent or any other Loan Party or any of Parent’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR

ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (x) result from a claim brought by Parent or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Parent or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (y) arise from any dispute solely among Indemnitees and not arising out of any act or omission of any Loan Party or any of its Subsidiaries or Affiliates (other than any claims against the Administrative Agent in its capacity as such). This Section 10.04(b) shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claims

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $1,000,000, in the case of any assignment in respect of the Loans, and in each case, in $1,000,000 increments in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, a Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met. For the avoidance of doubt and for the purposes of article 1278 of the Luxembourg civil code, notwithstanding any assignment, transfer and/or novation permitted under and made in accordance with the provisions of this Agreement, any Guarantee or security given by any Loan Party organized under the laws of Luxembourg under any Loan Documents shall be preserved for the benefit of any assignee or transferee of any Lender.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A) the consent of a Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and provided further that the Borrowers’ consent shall not be required during the primary syndication of the Facility;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan or unused Commitment to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single recordation fee shall be payable for such assignments and (y) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to Parent or any of its Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, (C) to any Disqualified Institution, (D) to a natural person or (E) in the case of an assignment to a lender under the Existing Credit Agreement or any Affiliate thereof, to any Person that itself or through its Affiliate is not a Supporting Creditor (as defined in the Restructuring Support Agreement) under the Restructuring Support Agreement or does not substantially simultaneously accede to the Restructuring Support Agreement as a Supporting Creditor and, in each case, any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in the foregoing clauses (B), (C), (D) or (E).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) The assignee, if it is not already a Lender hereunder, shall deliver to the Administrative Agent and the U.S. Borrower any applicable documentation required to be delivered under this Agreement (including any Internal Revenue Service forms and other applicable certificates, forms or documentation described in Section 3.01(e)).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office in the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, a Disqualified Institution or Parent or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participations.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section 10.06, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided, that the Borrowers are notified of the participation sold to such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) the sale of the participation to such Participant is made with the Borrowers’ prior written consent or (ii) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Parent’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) [reserved];

(h) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Parent has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (A) such assignee shall not retroactively be disqualified from becoming a Lender and (B) the execution by the Parent of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (h)(i) shall not be void.

(ii) The Parent shall, or shall cause, (A) a list of Disqualified Institutions and any updates thereto from time to time to be posted (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),

(b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners),

(c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process,

(d) to any other party hereto,

(e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,

(f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)),

(g) on a confidential basis to (i) any rating agency in connection with rating Parent or its Subsidiaries or the credit facility provided hereunder or (ii) the provider of any Platform or other electronic delivery service used by the Administrative Agent to deliver Parent Materials or notices to the Lenders or (iii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder

(h) with the consent of the Parent or

(i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.07 or (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section 10.07, “Information” means all information received from Parent or any Subsidiary relating to the Parent or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent or any Subsidiary, provided that, in the case of information received from the Parent or any Subsidiary after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, Affiliate or office of such Lender different from the branch, Affiliate or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Parent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (including without limitation, the Criminal Code (Canada)) (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

Section 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount or indemnity payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Parent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) Parent shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.05(a)(ii) and 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Applicable Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of an assignment pursuant to the last paragraph of Section 10.01, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Parent to require such assignment and delegation cease to apply.

Section 10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

(b) SUBMISSION TO JURISDICTION. THE PARENT AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE

BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PARENT OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

Section 10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, and the Lenders are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates and the Lenders and their Affiliates (collectively, solely for purposes of this Section 10.16, the “Lenders”), on the other hand, (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and its Affiliates and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Loan Party or any of its Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates nor any Lender has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates nor any Lender has any obligation to disclose any of such interests to any Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

Section 10.17 Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document, Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) or document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof, or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

Section 10.18 USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Parent and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the requirements of the PATRIOT Act. Parent and the other Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering, anti-terrorist financing and Sanctions laws, rules and regulations, including the PATRIOT Act.

Section 10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 10.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE 11

GUARANTY

Section 11.01 Guaranty. Each Guarantor hereby jointly and severally, absolutely and unconditionally guarantees, as a guaranty of payment and not as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise and including any amounts which would become due but for the operation of an automatic stay under any Debtor Relief Law, and at all times thereafter, of any and all existing and future Obligations, indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, owing by any Borrower or any other Loan Party to the Administrative Agent and the Lenders and their respective successors, indorsees, transferees and assigns (the “Beneficiaries”) arising under, pursuant to, or in connection with this Agreement or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and, as provided in the Loan Documents, all costs, attorneys’ fees and expenses incurred by Administrative Agent or any Beneficiary in connection with the collection or enforcement thereof), and whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any proceeding under any Debtor Relief Laws with respect to any Borrower or any Guarantor or which would have arisen or accrued but for the commencement of such proceeding and including all Obligations, liabilities and indebtedness arising from any extensions or credit under or in connection with any Loan Document from time to time, regardless of whether such interest and fees are allowed claims in such proceeding (collectively, the “Guaranteed Obligations”). The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor and conclusive, absent manifest error, for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty other than the indefeasible payment in full of the Guaranteed Obligations, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

Section 11.02 No Setoff or Deductions; Taxes; Payments. Each Guarantor hereby acknowledges and agrees that the terms of Section 3.01 of this Agreement shall be binding on such Guarantor as though such Guarantor were a Borrower hereunder. Each Guarantor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law. Upon the request of the Administrative Agent, each Guarantor will deliver promptly to the Administrative Agent the original or certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. The obligations of each Guarantor under this section shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

Section 11.03 Rights of Administrative Agent and Lenders. Each Guarantor consents and agrees that the Administrative Agent and the Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, increase, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

Section 11.04 Certain Waivers. (a) Each Guarantor waives (i) any defense arising by reason of any disability or other defense of any Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of the Administrative Agent or any Lender) of the liability of any Borrower other than due to the indefeasible payment in full in cash of the Guaranteed Obligations; (ii) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower or any other guarantor; provided, that, for the avoidance of doubt, no Guarantor’s obligations hereunder shall exceed the aggregate amount of the Guaranteed Obligations; (iii) any right to require the Administrative Agent or any Lender to proceed against any Borrower, any Guarantor or any other guarantor of the Guaranteed Obligations, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever; (iv) any benefit of and any right to participate in any security now or hereafter held by the Administrative Agent or any Lender; and (v) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives, to the maximum extent permitted by applicable law, all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of the terms set forth in this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

(b) Without limiting the generality of the foregoing, each Guarantor agrees that its obligations under and in respect of the guarantee contained herein and any security interest, if any, securing the Guaranteed Obligations, shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all, rights, claims or defenses that it might otherwise have (now or in the future) with respect to each of the following (whether or not such Guarantor has knowledge thereof):

(i) the validity or enforceability of any Loan Document any of the Guaranteed Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Beneficiary;

(ii) any renewal, extension or acceleration of, or any increase in the amount of the Guaranteed Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents;

(iii) any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations;

(iv) any change, reorganization or termination of the corporate structure or existence of any Borrower or any other Guarantor or any of their Subsidiaries and any corresponding restructuring of the Guaranteed Obligations;

(v) any settlement, compromise, release, or discharge of, or acceptance or refusal of any offer of payment or performance with respect to, or any substitutions for, the Guaranteed Obligations or any subordination of the Guaranteed Obligations to any other obligations;

(vi) the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Guaranteed Obligations or any other impairment of such collateral;

(vii) any exercise of remedies with respect to any security for the Guaranteed Obligations (including, without limitation, any collateral, including the Collateral securing or purporting to secure any of the Guaranteed Obligations) at such time and in such order and in such manner as the Administrative Agent and the Beneficiaries may decide and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Guarantor would otherwise have and without limiting the generality of the foregoing or any other provisions hereof, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to such Guarantor under applicable law, including, without limitation, California Civil Code Sections 2809, 2810, 2819, 2939, 2845, 2848, 2849, 2850, 2855, 2899 and 3433; and

(viii) any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other Guarantor for the

Guaranteed Obligations, or of such Guarantor under the guarantee contained herein or of any security interest granted by any Guarantor, whether in a bankruptcy proceeding or in any other instance.

Section 11.05 Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not any Borrower, any other Guarantor, or any other person or entity is joined as a party.

Section 11.06 Subrogation.

(a) No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty (including with respect to all “claims” (as defined in Section 101(5) of the Bankruptcy Code)) against Borrower or any other Guarantor arising in connection with, or any Collateral securing the Guaranteed Obligations (including rights of subrogation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) contribution, and the like) until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any commitments of the Lenders or the facility provided by the Lenders with respect to the Guaranteed Obligations are terminated. For purposes of the foregoing, all guarantees of such Guarantor in respect of the Guaranteed Obligations, other than the guarantee under Section 11.06 hereof, will be deemed to be enforceable and payable after the guaranty under Section 11.06 hereof. If any amounts are paid to a Guarantor in violation of the foregoing limitation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise), then such amounts shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders to reduce the amount of the Guaranteed Obligations, whether matured or unmatured. If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case, receivership, or insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Guaranteed Obligations.

(b) The Guarantors hereby agree, as among themselves, that if any Guarantor or any other guarantor of the Guaranteed Obligations shall become an Excess Funding Guarantor (as defined below) (but subject to the succeeding provisions of this Section 11.06(b)), to pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section 11.06(b) shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess except as provided in Section 11.06(a) above or in any similar provision of any other guaranty of the Guaranteed Obligations. For purposes hereof, (i) “Excess Funding Guarantor” shall mean, in respect of any obligations arising under the other provisions of this Guaranty and any similar provisions of any other guaranty of the Guaranteed Obligations (hereafter, the “Subject Obligations”), a Guarantor or any other guarantor of the Guaranteed Obligations that has paid an amount in excess of its Pro Rata Share of the Subject Obligations; (ii) “Excess Payment” shall mean, in respect of any Subject Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Subject Obligations; and (iii) “Pro Rata Share”, for purposes of this Section 11.06(b), shall mean, for any Guarantor or any other guarantor of the Guaranteed Obligations, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such guarantor under this Guaranty or the other applicable guaranty) to (B) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrowers, all of the Guarantors and all of the other guarantors of the Guaranteed Obligations exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrowers under this Agreement, the Guarantors hereunder and any other guarantors of the Guaranteed Obligations under the applicable guaranties) of the Borrowers, all of the Guarantors and all of the other guarantors of the Guaranteed Obligations, all as of the Effective Date (if any Guarantor becomes a party hereto (or any other guarantor of the Guaranteed Obligations becomes a party to the applicable guaranty) subsequent to the Effective Date, then for purposes of this Section 11.06(b)) such subsequent guarantor shall be deemed to have been a guarantor of the Guaranteed Obligations as of the Effective Date and the information pertaining to, and only pertaining to, such guarantor as of the date such guarantor became a guarantor of the Guaranteed Obligations shall be deemed true as of the Effective Date.

(c) The obligations of the Guarantors under this Guaranty and the other Loan Documents, including their liability for the Guaranteed Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 11.06 or otherwise. The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Beneficiary against any Guarantor or its property. The Beneficiaries make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

Section 11.07 Termination; Reinstatement. (a) This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect; provided that the Guarantors shall be released from their respective guarantee obligations and other obligations under this Guaranty as follows: (i) with respect to all Guarantors, upon the termination of all Commitments and indefeasible payment in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations), (ii) with respect to any Guarantor that ceases to be a Subsidiary of a Borrower as a result of a transaction permitted under this Agreement, automatically upon such Guarantor so ceasing to be a Subsidiary, (iii) with respect to any Guarantor that becomes an Excluded Subsidiary or is otherwise no longer required to be a Guarantor pursuant to Section 6.12 of this Agreement or any provision of any other Loan Document as a result of a transaction permitted under this Agreement, automatically upon such Guarantor becoming an Excluded Subsidiary or otherwise no longer being required to be a Guarantor and (iv) with respect to any other release of a Guarantor, upon approval, authorization or ratification in writing in accordance with Section 10.01 of this Agreement.

(b) Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any other Loan Party is made, or the Administrative Agent or any Lender exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, to the extent of such payment, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent or any Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The foregoing obligations of each Guarantor under paragraph (b) of this section shall survive termination of this Guaranty.

Section 11.08 Subordination. All Subordinated Obligations (as defined below) of a Guarantor shall be subordinate and junior in right of payment and collection to the payment and collection in full of all Guaranteed Obligations as described below:

(a) As used herein, the term “Subordinated Obligations” for a Guarantor means: (i) all present and future indebtedness, liabilities, and obligations of any kind owed to such Guarantor by any Borrower or any other Loan Party liable for the payment or performance of the Guaranteed Obligations, including debt obligations, equity obligations, and other contractual obligations requiring payments of any kind to be made to such Guarantor and including any right of subrogation (including any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509), contribution, indemnification, reimbursement, exoneration, or any right to participate in any claim or remedy of any Beneficiary against any Borrower or any other Loan Party liable for the payment or performance of the Guaranteed Obligations, or any collateral which the Administrative Agent now has or may acquire, and (ii) any increases, extensions, and rearrangements of the foregoing obligations under any amendments, supplements, and other modifications of the documents and agreements creating the foregoing obligations.

(b) Until all Guaranteed Obligations have been irrevocably paid in full (and therefore the payment thereof is no longer subject to being set aside or returned under the law), no Guarantor shall take any action to enforce payment of the Subordinated Obligations of such Guarantor, but this standstill is not intended as a permanent waiver of the subrogation, contribution, indemnification, reimbursement, exoneration, participation, or other rights of such Guarantor.

(c) [Reserved].

(d) Following notice from the Administrative Agent to the Parent that an Event of Default exists and that no further payments shall be made on the Subordinated Obligations of any Guarantor, all amounts due with respect to the Guaranteed Obligations shall be paid in full before any Guarantor shall be entitled to collect or receive any payment with respect to the Subordinated Obligations of such Guarantor.

(e) Any lien, security interest, or assignment securing the repayment of the Subordinated Obligations of any Guarantor shall be fully subordinate to any lien, security interest, or assignment in favor of the Administrative Agent which secures the Guaranteed Obligations. At the request of the Administrative Agent, each Guarantor will take any and all steps necessary to fully evidence the subordination granted hereunder, including amending or terminating financing statements and executing and recording subordinations of liens.

(f) This is an absolute and irrevocable agreement of subordination and the Administrative Agent may, without notice to any Guarantor, take any action described in this Agreement, this Guaranty or in any other Loan Document without impairing or releasing the obligations of any Guarantor hereunder.

(g) No Guarantor shall assign or otherwise transfer to any other Person any interest in the Subordinated Obligations of such Guarantor without the prior written permission of the Lenders.

(h) If any amount shall be paid to any Guarantor in violation of this Section 11.06, such amount shall be held in trust for the benefit of the Administrative Agent and immediately turned over to the Administrative Agent, with any necessary endorsement, to be applied to the Guaranteed Obligations.

Section 11.09 [Reserved].

Section 11.10 [Reserved].

Section 11.11 Miscellaneous. No failure by the Administrative Agent or any Lender to exercise, and no delay by the Administrative Agent in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy under this Guaranty on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and the Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Loan Party for the benefit of the Administrative Agent or any Lender or any term or provision thereof. Nothing in this Guaranty is intended or shall be construed to make any other person (other than the Beneficiaries) a third party beneficiary hereof or give such other person any right, remedy or claims under, to or in respect hereof or the matters contemplated herein.

Section 11.12 Conditions of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of obtaining from each Borrower and any other guarantor such information concerning the financial condition, business and operations of such Borrower and any such other guarantor as such Guarantor requires, and that neither the Administrative Agent nor any Lender has any duty, and such Guarantor is not relying on the Administrative Agent or any Lender at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (the Guarantor waiving any duty on the part of the Administrative Agent or any Lender to disclose such information and any defense relating to the failure to provide the same).

Administrative Agent nor any Lender has any duty, and such Guarantor is not relying on the Administrative Agent or any Lender at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (the Guarantor waiving any duty on the part of the Administrative Agent or any Lender to disclose such information and any defense relating to the failure to provide the same).

The rights of the Administrative Agent, each Lender and their respective Affiliates under this Section 11.12 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender or their respective Affiliates may have. Any such set-off shall be subject to the notice requirements of Section 10.08; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.13 Representations, Warranties and Covenants. Each Guarantor hereby agrees to take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or refrain from taking such action by such Guarantor or any of its Subsidiaries.

Section 11.14 Additional Guarantors. Any Subsidiary of the Parent that is required pursuant to this Agreement to enter into a guaranty on substantially similar terms as those set forth herein after the date hereof shall become a Guarantor for all purposes of this Guaranty upon execution and deliver by such Subsidiary of a supplement in the form of Exhibit O hereto.

Section 11.15 Several Enforcement. This Guaranty shall apply to each Guarantor and may be enforced against each Guarantor as if each Guarantor had executed a separate agreement. No Guarantor shall have any contractual rights or obligations against any other Guarantor under this Guaranty, including any rights to have this Guaranty enforced ratably or any right to restrict the amendment or waiver hereof with respect to another Guarantor.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.].

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BLUE RIBBON TECHNOLOGY, INC.

C&J ENERGY PRODUCTION SERVICES-CANADA LTD.

C&J ENERGY SERVICES LTD.

C&J ENERGY SERVICES, INC.

C&J SPEC-RENT SERVICES, INC.

C&J VLC, LLC

C&J WELL SERVICES, INC.

CJ HOLDING CO.

KVS TRANSPORTATION, INC.

MOBILE DATA TECHNOLOGIES LTD.

TELLUS OILFIELD INC.

TIGER CASED HOLE SERVICES, INC.

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Executive Vice President, General Counsel and Chief Risk Officer

ESP COMPLETION TECHNOLOGIES LLC TOTAL E&S, INC.

By:	/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Executive Vice President and General Counsel

C&J CORPORATE SERVICES (BERMUDA) LTD.

By:	/s/ Brian Patterson
Name:	Brian Patterson
Title:	Director and Secretary

Signature Page to Credit Agreement

CORTLAND CAPITAL MARKET
SERVICES LLC, as Administrative Agent

By:	/s/ Polina Arsentyeva
Name:	Polina Arsentyeva
Title:	Associate Counsel

Signature Page to Credit Agreement

Great American Insurance Company, as a Lender

By:	/s/ David P. Meyer

Name:	David P. Meyer
Title:	Senior Vice President

[Signature Page to Credit Agreement]

Great American Life Insurance Company, as a Lender

By:	/s/ David P. Meyer

Name:	David P. Meyer
Title:	Senior Vice President

[Signature Page to Credit Agreement]

National Interstate Insurance Company, as a Lender

By:	/s/ David Meyer

Name:	David Meyer
Title:	Senior Vice President

[Signature Page to Credit Agreement]

AG ECO AIV Master Fund, L.P., as a Lender

By:	/s/ Gavin Baiera

Name:	Gavin Baiera
Title:	Authorized Signatory

AG Energy Credit Opportunities Fund, L.P., as a Lender

By:	/s/ Gavin Baiera

Name:	Gavin Baiera
Title:	Authorized Signatory

Silver Oak Capital, L.L.C., as a Lender

By:	/s/ Gavin Baiera

Name:	Gavin Baiera
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

ASCRIBE III INVESTMENTS LLC, as a Lender

By:	/s/ Lawrence A. First

Name:	Lawrence A. First
Title:	Managing Director

[Signature Page to Credit Agreement]

AVENUE ENERGY OPPORTUNITIES FUND, L.P., as a Lender

By:	/s/ Sonia Gardner

Name:	Sonia Gardner
Title:	Member

[Signature Page to Credit Agreement]

Bank of America, N.A., as a Lender

By:	/s/ Jonathan M. Barnes

Name:	Jonathan M. Barnes
Title:	Vice President

[Signature Page to Credit Agreement]

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P.
By: BLUE MOUNTAIN CAPITAL MANAGEMENT, LLC, its investment advisor, as a Lender

By:	/s/ David O’Mara

Name:	David O’Mara
Title:	Deputy General Counsel

[Signature Page to Credit Agreement]

BLUE MOUNTAIN FOINAVEN MASTER FUND L.P.
By: BLUE MOUNTAIN CAPITAL MANAGEMENT, LLC, its investment advisor, as a Lender

By:	/s/ David O’Mara

Name:	David O’Mara
Title:	Deputy General Counsel

[Signature Page to Credit Agreement]

BLUE MOUNTAIN GUADALUPE PEAK FUND L.P.
By: BLUE MOUNTAIN CAPITAL MANAGEMENT, LLC, its investment advisor, as a Lender

By:	/s/ David O’Mara

Name:	David O’Mara
Title:	Deputy General Counsel

[Signature Page to Credit Agreement]

BLUE MOUNTAIN KICKING HORSE FUND L.P.
By: BLUE MOUNTAIN CAPITAL MANAGEMENT, LLC, its investment advisor, as a Lender

By:	/s/ David O’Mara

Name:	David O’Mara
Title:	Deputy General Counsel

[Signature Page to Credit Agreement]

BLUE MOUNTAIN LOGAN OPPORTUNITIES MASTER FUND L.P.
By: BLUE MOUNTAIN CAPITAL MANAGEMENT, LLC, its investment advisor, as a Lender

By:	/s/ David O’Mara

Name:	David O’Mara
Title:	Deputy General Counsel

[Signature Page to Credit Agreement]

BLUE MOUNTAIN MONTENVERS MASTER FUND SCA SICAV-SIF
By: BLUE MOUNTAIN CAPITAL MANAGEMENT, LLC, its investment advisor, as a Lender

By:	/s/ David O’Mara

Name:	David O’Mara
Title:	Deputy General Counsel

[Signature Page to Credit Agreement]

BLUEMOUNTAIN SUMMIT TRADING L.P.
By: BLUE MOUNTAIN CAPITAL MANAGEMENT, LLC, its investment advisor, as a Lender

By:	/s/ David O’Mara

Name:	David O’Mara
Title:	Deputy General Counsel

[Signature Page to Credit Agreement]

BLT 13, LLC, as a Lender

By:	/s/ Robert Healey

Name:	Robert Healey
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

CITIGROUP FINANCIAL PRODUCTS INC., as a Lender

By:	/s/ Brian S. Broyles

Name:	Brian S. Broyles
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Altair Global Credit Opportunities Fund (A), LLC, as a Lender

By:	/s/ Michael Montgomery

Name:	Michael Montgomery
Title:	Chief Compliance Officer
Glendon Capital Management L.P.
Authorized Person
Level 2 Officer

[Signature Page to Credit Agreement]

Cornell University, as a Lender

By:	/s/ Michael Montgomery

Name:	Michael Montgomery
Title:	Chief Compliance Officer
Glendon Capital Management L.P.
Authorized Person
Level 2 Officer

[Signature Page to Credit Agreement]

Glendon Opportunities Fund, LP, as a Lender

By:	/s/ Michael Montgomery

Name:	Michael Montgomery
Title:	Chief Compliance Officer
Glendon Capital Management L.P.
Authorized Person
Level 2 Officer

[Signature Page to Credit Agreement]

GSO CAPITAL SOLUTIONS FUND II (LUXEMBOURG) S.À R.L, as a Lender

By:	/s/ William Foot

Name:	William Foot
Title:	Manager A

By:	/s/ Authorized Signatory

Name:	Authorized Signatory
Title:	Manager B

[Signature Page to Credit Agreement]

HMS INCOME FUND, INC., as a Lender

By:	/s/ Alejandro Palomo

Name:	Alejandro Palomo
Title:	Authorized Agent

[Signature Page to Credit Agreement]

Aiguilles Rouges Sector A Investment Fund, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Don Dimitrievich

Name:	Don Dimitrievich
Title:	Managing Director

[Signature Page to Credit Agreement]

Specialty Loan VG Fund, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Don Dimitrievich

Name:	Don Dimitrievich
Title:	Managing Director

[Signature Page to Credit Agreement]

NDT Senior Loan Fund, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Don Dimitrievich

Name:	Don Dimitrievich
Title:	Managing Director

[Signature Page to Credit Agreement]

Specialty Loan Sector D Investment Fund, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Don Dimitrievich

Name:	Don Dimitrievich
Title:	Managing Director

[Signature Page to Credit Agreement]

Specialty Loan Institutional Holdings DAC
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Don Dimitrievich

Name:	Don Dimitrievich
Title:	Managing Director

[Signature Page to Credit Agreement]

Reliance Standard Life Insurance Company
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Don Dimitrievich

Name:	Don Dimitrievich
Title:	Managing Director

[Signature Page to Credit Agreement]

Specialty Loan Fund – CX, L.P.
By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Don Dimitrievich

Name:	Don Dimitrievich
Title:	Managing Director

[Signature Page to Credit Agreement]

Invesco Floating Rate Fund, as a Lender
By: Invesco Senior Secured Management, Inc. as Sub-Adviser

By:	/s/ Kevin Egan

Name:	Kevin Egan
Title:	Senior Portfolio Manager

[Signature Page to Credit Agreement]

Invesco Dynamic Credit Opportunities Fund, as a Lender
By: Invesco Senior Secured Management, Inc. as Sub-advisor

By:	/s/ Kevin Egan

Name:	Kevin Egan
Title:	Senior Portfolio Manager

[Signature Page to Credit Agreement]

Invesco Senior Income Trust, as a Lender
By: Invesco Senior Secured Management, Inc. as Sub-advisor

By:	/s/ Kevin Egan

Name:	Kevin Egan
Title:	Senior Portfolio Manager

[Signature Page to Credit Agreement]

Invesco Senior Loan Fund, as a Lender
By: Invesco Senior Secured Management, Inc. as Sub-advisor

By:	/s/ Kevin Egan

Name:	Kevin Egan
Title:	Senior Portfolio Manager

[Signature Page to Credit Agreement]

Latigo Advisors Master Fund, Ltd, as a Lender

By: Latigo Partners, LP, its Investment Manager

By:	/s/ Heather Campbell

Name:	Heather Campbell
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Crown Managed Accounts SPC acting for and on behalf of Crown/Latigo Segregated portfolio, as a Lender

By: Latigo Partners, LP, its Trading Advisor

By:	/s/ Heather Campbell

Name:	Heather Campbell
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Latigo Ultra Master Fund, Ltd, as a Lender

By: Latigo Partners, LP, its Investment Manager

By:	/s/ Heather Campbell

Name:	Heather Campbell
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MTP ENERGY FUND LTD, as a Lender
By MTP Energy Management LLC, its investment adviser
By Magnetar Financial LLC, its sole member

By:	/s/ Michael Turro

Name:	Michael Turro
Title:	Chief Compliance Officer

[Signature Page to Credit Agreement]

OZ Domestic Partners II, L.P., as a Lender

By: OZ Advisors LP, its general partner
By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Joel Frank

Name:	Joel Frank
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

OZ Domestic Partners, L.P., as a Lender

By: OZ Advisors LP, its general partner
By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Joel Frank

Name:	Joel Frank
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

Goldman Sachs Profit Sharing Master Trust, as a Lender

By: OZ Management II LP, its investment manager
By: Och-Ziff Holding II LLC, its General Partner
By: OZ Management LP, its Member
By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

OZ Enhanced Domestic Partners, L.P., as a Lender

By: OZ Advisors LP, its general partner
By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

OZSC II, L.P., as a Lender

By: OZSC GP, L.P., its General Partner
By: OZSC GP, LLC, its General Partner
By: OZ Advisors LP, its Sole Member
By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

OZ Credit Opportunities Domestic Partners, L.P., as a Lender

By: OZ Advisors LP, its general partner
By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

Redwood Opportunity Master Fund, Ltd.,
as a Lender
By: Redwood Capital Management, LLC,
its Investment Manager

By:	/s/ Jonathan Kolatch
Name:	Jonathan Kolatch
Title:	Managing Member

[Signature Page to Credit Agreement]

Redwood Master Fund, Ltd., as a Lender
By: Redwood Capital Management, LLC,
its Investment Manager

By:	/s/ Jonathan Kolatch
Name:	Jonathan Kolatch
Title:	Managing Member

[Signature Page to Credit Agreement]

Pontus Holdings, Ltd., as a Lender

By:	/s/ Russell F Bryant
Name:	Russell F Bryant
Title:	Chief Financial Officer
Quadrant Capital Advisors, Inc.
Investment Advisor to Pontus Holdings, Ltd.

[Signature Page to Credit Agreement]

SPCP Group, LLC, as a Lender

By:	/s/ Michael A. Gatto
Name:	Michael A. Gatto
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

SOLA LTD
By Solus Alternative Asset Management LP
Its Investment Advisor, as a Lender

By:	/s/ Gordon J. Yeager
Name:	Gordon J. Yeager
Title:	Executive Vice President

[Signature Page to Credit Agreement]

SOLUS OPPORTUNITIES FUND 3 LP
By Solus Alternative Asset Management LP
Its Investment Advisor, as a Lender

By:	/s/ Gordon J. Yeager
Name:	Gordon J. Yeager
Title:	Executive Vice President

[Signature Page to Credit Agreement]

SOLUS OPPORTUNITIES FUND 5 LP
By Solus Alternative Asset Management LP
Its Investment Advisor, as a Lender

By:	/s/ Gordon J. Yeager
Name:	Gordon J. Yeager
Title:	Executive Vice President

[Signature Page to Credit Agreement]

ULTRA MASTER LTD
By Solus Alternative Asset Management LP
Its Investment Advisor, as a Lender

By:	/s/ Gordon J. Yeager
Name:	Gordon J. Yeager
Title:	Executive Vice President

[Signature Page to Credit Agreement]

QPB Holding Ltd., as a Lender

By:	/s/ Thomas O’Grady
Name:	Thomas O’Grady
Title:	Attorney-in-Fact

[Signature Page to Credit Agreement]

SOUND HARBOR LOAN FUND 2014-1 LTD. By Sound Harbor Partners LLC, as Manager

By:	/s/ Thomas E. Bancroft
Name:	Thomas E. Bancroft
Title:	Portfolio Manager

[Signature Page to Credit Agreement]

Wells Fargo Bank, National Association, as a Lender

By:	/s/ Katherine Stewart
Name:	Katherine Stewart
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

WBox 2015-8 Ltd., as a Lender

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	General Counsel & Chief Operating Officer
Whitebox Advisors LLC

[Signature Page to Credit Agreement]

EXHIBIT A

FORM OF LOAN NOTICE

Date:             ,

To:	Cortland Capital Market Services LLC

Ladies and Gentlemen:

Reference is made to that certain Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of July 29, 2016 (the “Agreement”; the terms defined therein being used herein as therein defined), among C&J ENERGY SERVICES LTD., a Bermuda exempted company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Parent”), and CJ HOLDING CO., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “U.S. Borrower” and, together with the Parent the “Borrowers” and each, a “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Cortland Capital Market Services LLC, as Administrative Agent.

The undersigned hereby requests (select one):

☐	A Borrowing

		1.	On (a Business Day).

		2.	In the amount of $

		3.	Comprised of
[Type of Loan requested]

		4.	For Eurocurrency Rate Loans: with an Interest Period of month[s].

☐	A conversion or continuation of Loans

	A.	Loan(s) to be converted or continued:

		1.	On (a Business Day).

		2.	In the amount of $

		3.	Comprised of
[Type of Loan]

		4.	For Eurocurrency Rate Loans: with an Interest Period of month[s].

Exhibit A to Credit Agreement

B.	Loan(s) to be converted or continued as:

	1.	On (a Business Day).

	2.	In the amount of $

	3.	Comprised of
[Type of Loan requested]

	4.	For Eurocurrency Rate Loans: with an Interest Period of month[s].

The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(i) and (ii) of the Agreement.

Exhibit A to Credit Agreement

The undersigned Borrower hereby represents and warrants that the conditions specified in Sections 4.02(f), (g) and (h) shall be satisfied on and as of the date of the applicable Credit Extension.

[CJ HOLDING CO.]

By:
Name:
Title:

[C&J ENERGY SERVICES LTD.]

By:
Name:
Title:

Exhibit A to Credit Agreement

EXHIBIT C

FORM OF NOTE

$	New York, New York
,

FOR VALUE RECEIVED, CJ HOLDING CO., the undersigned (the “Borrower”) hereby promises to pay to [                    ] (the “Lender”), in lawful money of the United States of America in immediately available funds, on or before March 31, 2017 the principal sum of          DOLLARS ($        ) or, if less, the unpaid principal amount of all Loans made by the Lender to the Borrower on or after the Effective Date pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each Loan made by the Lender to the Borrower in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is one of the Notes referred to in the Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of July 29, 2016, among C&J Energy Services Ltd., a Bermuda exempted company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Parent”), and CJ Holding Co., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “U.S. Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Cortland Capital Market Services LLC, as Administrative Agent (together with any successor administrative agent, the “Administrative Agent”) (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) and is entitled to the benefits thereof and of the other Loan Documents. This Note is secured by the Collateral Documents and is entitled to the benefits of the Guaranty. As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, and Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement. This Note may only be transferred to the extent and in the manner set forth in the Credit Agreement.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. YOU MAY CONTACT THE CHIEF FINANCIAL OFFICER OF CJ HOLDING CO, AT 3900 ROGERDALE ROAD, HOUSTON, TX 77042 OR BY PHONE AT 713-325-6000, WHO WILL PROVIDE YOU WITH THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE NOTE.

Exhibit C-1 to Credit Agreement

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit C-1 to Credit Agreement

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

[CJ HOLDING CO.]

By:
Name:
Title:

[C&J ENERGY SERVICES LTD.]

By:
Name:
Title:

Exhibit C-1 to Credit Agreement

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Cortland Capital Market Services LLC

Ladies and Gentlemen:

Reference is made to that certain Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of July 29, 2016 (the “Agreement”; the terms defined therein being used herein as therein defined), among C&J ENERGY SERVICES LTD., a Bermuda exempted company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Parent”), and CJ HOLDING CO., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “U.S. Borrower” and, together with the Parent the “Borrowers” and each, a “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Cortland Capital Market Services, LLC as Administrative Agent.

The undersigned1 hereby certifies as of the date hereof that he/she is the                      of the Parent, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Parent, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Parent has delivered the year-end audited financial statements (together with the unaudited consolidated financial statements) required by Section 6.01(a) of the Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Parent has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Parent ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use following paragraph 1 for fiscal monthly financial statements]

1. The Parent has delivered the unaudited financial statements required by Section 6.01(c) of the Agreement for the fiscal month of the Parent ended as of the above date.

[1]	This certificate should be from the chief executive officer, chief financial officer, treasurer or controller of the Parent and its Subsidiaries.

Exhibit D to Credit Agreement

Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent and its Subsidiaries during the accounting period covered by such financial statements.

3. A review of the activities of the Parent and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Parent and its Subsidiaries have performed and observed all of their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Parent and its Subsidiaries have performed and observed each covenant and condition of the Loan Documents applicable to each of them, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,                     .

C&J ENERGY SERVICES LTD.

By:
Name:
Title:

Exhibit D to Credit Agreement

For the Month/Quarter/Year ended             ,          (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

All Capital Expenditures for the period beginning on the Petition Date and ending on the Statement Date equaling a total of $         .

Maximum permitted for such period: $        .

Exhibit D to Credit Agreement

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the delayed-draw term loan facility provided under the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above

[2]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[3]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit E-1 to Credit Agreement

being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: Cortland Capital Market Services LLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of July 29, 2016, among C&J ENERGY SERVICES LTD., a Bermuda exempted company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Parent”), and CJ HOLDING CO., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “U.S. Borrower” and, together with the Parent the “Borrowers” and each, a “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Cortland Capital Market Services LLC, as Administrative Agent.

Exhibit E-1 to Credit Agreement

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Aggregate Amount of Commitment /Loans for all Lenders	Amount of Commit- ment/Loans Assigned	Percentage Assigned of Commitment/ Loans[8]
		$	$		%
		$	$		%
		$	$		%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][9]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][10]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[6]	List each Assignor, as appropriate.
[7]	List each Assignee and, if available, its market entity identifier, as appropriate.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of Lenders thereunder.
[9]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[10]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Exhibit E-1 to Credit Agreement

Consented to and Accepted:

CORTLAND CAPITAL MARKET SERVICES LLC., as
Administrative Agent

By:
Title:

Consented to:

By:
Title:

Exhibit E-1 to Credit Agreement

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) [and (vi)] of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York and (to the extent applicable) the Bankruptcy Code.

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See attached.

Exhibit E-2 to Credit Agreement

[Entity Name]

[Address]

Tax Payer ID:

Administrative Details

Payment Instructions

USD:	Bank Name:
ABA:
Account Name: Account
Number: Attn:

Signature Block

[Entity Name:]

By:

Contacts

[Entity Name] Address: Attn: Phone: Fax: E-mail:

KYC Information

Please attach (i) all formation documents and (ii) Organizational Structure and Tax Status

Exhibit E-2 to Credit Agreement

EXHIBIT F-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of July 29, 2016 (the “Credit Agreement”; the terms defined therein being used herein as therein defined), among C&J ENERGY SERVICES LTD., a Bermuda exempted company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Parent”), and CJ HOLDING CO., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “U.S. Borrower” and, together with the Parent the “Borrowers” and each, a “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Cortland Capital Market Services LLC, as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) and other Obligations in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and U.S. Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the U.S. Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the U.S. Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit F-1 to Credit Agreement

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit F-1 to Credit Agreement

EXHIBIT F-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of July 29, 2016 (the “Credit Agreement”; the terms defined therein being used herein as therein defined), among C&J ENERGY SERVICES LTD., a Bermuda exempted company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Parent”), and CJ HOLDING CO., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “U.S. Borrower” and, together with the Parent the “Borrowers” and each, a “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Cortland Capital Market Services LLC, as Administrative Agent.

Pursuant to the provisions of Sections 3.01(e) and 10.06(d)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit F-2 to Credit Agreement

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit F-2 to Credit Agreement

EXHIBIT F-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of July 29, 2016 (the “Credit Agreement”; the terms defined therein being used herein as therein defined), among C&J ENERGY SERVICES LTD., a Bermuda exempted company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Parent”), and CJ HOLDING CO., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “U.S. Borrower” and, together with the Parent the “Borrowers” and each, a “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Cortland Capital Market Services LLC, as Administrative Agent.

Pursuant to the provisions of Sections 3.01(e) and 10.06(b)(ii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit F-3 to Credit Agreement

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit F-3 to Credit Agreement

EXHIBIT F-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of July 29, 2016 (the “Credit Agreement”; the terms defined therein being used herein as therein defined), among C&J ENERGY SERVICES LTD., a Bermuda exempted company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Parent”), and CJ HOLDING CO., a Delaware corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “U.S. Borrower” and, together with the Parent the “Borrowers” and each, a “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Cortland Capital Market Services LLC, as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) and other Obligations in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)) and other Obligations, (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the U.S. Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the U.S. Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the U.S. Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit F-4 to Credit Agreement

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit F-4 to Credit Agreement

EXHIBIT H

FORM OF INITIAL ROLLING BUDGET

[Attached]

Exhibit H to Credit Agreement

EXHIBIT I

FORM OF DIP BUDGET

[Attached]

Exhibit I to Credit Agreement

EXHIBIT J

INTERIM ORDER

[Attached]

Exhibit J to Credit Agreement

EXHIBIT M

FORM OF NOTICE OF LOAN PREPAYMENT

TO:	Cortland Capital Market Services LLC, as Administrative Agent

RE:	SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of July 29, 2016 among C&J ENERGY SERVICES LTD., a Bermuda exempted company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Parent”), and CJ HOLDING CO., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “U.S. Borrower” and, together with the Parent the “Borrowers” and each, a “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Cortland Capital Market Services LLC, as Administrative Agent. (the “Agreement”; capitalized terms used but not defined herein have the meanings given to such terms in the Agreement).

DATE:                    [Date]

[                    ]1 (the “Applicable Borrower”) hereby notifies the Administrative Agent that on [                    ]2 pursuant to the terms of Section 2.05(a) (Optional Prepayments) of the Agreement, the Applicable Borrower intends to prepay/repay the following Loans as more specifically set forth below:

☐    Optional prepayment of Loans, in the following amount(s):

☐	Eurocurrency Rate Loans: $ [3]
Applicable Interest Period:

☐	Base Rate Loans: $ [4]

[1]	Insert the name(s) of the Applicable Borrower(s).
[2]	Specify date of such prepayment, which must be (i) at least three Business Days following date of this notice if prepayment of Eurocurrency Rate Loans and (ii) at least one Business Day following date of this notice if prepayment of Base Rate Loan.
[3]	Any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or if less, the entire principal amount thereof outstanding).
[4]	Any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

Exhibit M to Credit Agreement

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

Exhibit M to Credit Agreement

[APPLICABLE BORROWER(S)],

By:
Name:
Title:

Exhibit M to Credit Agreement

EXHIBIT O

FORM OF GUARANTY SUPPLEMENT

This SUPPLEMENT NO. [●], dated as of [●] (this “Supplement”), is delivered in connection with the Guaranty provided in Article 11 of the Agreement described below (the “Guaranty”) by the Persons party thereto as Guarantors (the “Guarantors”) for the benefit of the Administrative Agent and the Lenders.

A. Reference is made to that certain Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of July 29, 2016 (the “Agreement”; the terms defined therein being used herein as therein defined), among C&J ENERGY SERVICES LTD., a Bermuda exempted company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Parent”), and CJ HOLDING CO., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “U.S. Borrower” and, together with the Parent the “Borrowers” and each, a “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Cortland Capital Market Services LLC, as Administrative Agent. Pursuant to the Guaranty, the Guarantors have agreed jointly and severally to guarantee, among other things, the full payment and performance of all of the Borrowers’ obligations under the Credit Agreement.

B. Section 11.14 of the Credit Agreement provides that additional Subsidiaries of the Borrowers may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. Each undersigned Subsidiary (each, a “New Debtor” and, collectively, the “New Debtors”) is executing this Supplement in accordance with the requirements of the Agreement to become a Guarantor under the Guaranty.

Accordingly, the Administrative Agent and the New Debtors agree as follows:

SECTION 1. In accordance with Section 11.14 of the Credit Agreement, each New Debtor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor, and each New Debtor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on in all material respects or, if already qualified by materiality, in all respects, on and as of the date hereof except for such representations and warranties which are made as of an earlier date, in which case such representations and warranties are true and correct in all material respects or, if already qualified by materiality, in all respects, as of such earlier date. Each reference to a “Guarantor” in the Guaranty shall be deemed to include each New Debtor.

SECTION 2. Each New Debtor represents and warrants to the Administrative Agent that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principals of equity (whether determined at law or in equity).

Exhibit O to Credit Agreement

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall be effective upon the Administrative Agent’s receipt of executed counterparts from all parties hereto.

SECTION 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect. This Supplement is a Loan Document.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

SECTION 6. All communications and notices to the New Debtors under the Guaranty shall be in writing and given as provided in Section 10.02 of the Agreement to the address for the New Debtors set forth under their signatures below.

SECTION 7. Subject to the limitations set out in Section 10.04 of the Agreement, each New Debtor shall pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Supplement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby shall be consummated).

Exhibit O to Credit Agreement

IN WITNESS WHEREOF, each New Debtor and the Administrative Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

1. NEW DEBTORS:	[NAME OF NEW DEBTOR]

By:
Name:
Title:

By:
Name:
Title:

Exhibit O to Credit Agreement

ADMINISTRATIVE AGENT:	CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent

Title:
Address:

CORTLAND CAPITAL MARKET SERVICES LLC
225 W. Washington Street, 21st Floor
Chicago, Illinois 60606
Attention: Chris Capezutti and Legal Department
Telecopier: 312-376-0751
Electronic Mail: chris.capezuti@cortlandglobal.com and legal@cortlandglobal.com

Exhibit O to Credit Agreement

EXHIBIT P

FOREIGN SECURITY PRINCIPLES

Reference is made to the Superpriority Secured Debtor-In-Possession Credit Agreement dated July 29, 2016 (the “Credit Agreement”; the terms defined therein being used herein as therein defined), among C&J ENERGY SERVICES LTD., a Bermuda exempted company and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Parent”), and CJ HOLDING CO., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “U.S. Borrower” and, together with the Parent the “Borrowers” and each, a “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Cortland Capital Market Services LLC, as Administrative Agent.

Foreign Security Documents:	The guarantees and security interests to be provided under or pursuant to any Foreign Security Documents (as defined below) in connection with the Credit Agreement will be given in accordance with the security and guarantee principles set out in this Exhibit P (the “Foreign Security Principles”). This Exhibit P addresses the manner in which the Foreign Security Principles will impact the guarantees and security interests proposed to be granted pursuant to and governed by the Foreign Security Documents in relation to the Transactions.

The Foreign Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining guarantees and security interests from all Guarantors that are Foreign Subsidiaries in jurisdictions in which such Guarantors are incorporated and/or in which it has been agreed that such guarantees and security interests will be granted (any documentation relating to such guarantees and security interests, the “Foreign Security Documents”). In particular, with respect to each Foreign Security Document:

(a) any assets subject to third party arrangements, existing on the Effective Date or at the time such assets would otherwise become Collateral, which are permitted by the Credit Agreement and which prevent those assets from becoming subject to a security interest will be excluded from the Collateral in any relevant security document;

(b) the Guarantors will not be required to give guarantees or enter into security documents if it is not within the legal capacity of the relevant Guarantor or if the same would conflict with the fiduciary duties of those directors or contravene any legal prohibition or would result in (or in a material risk of) personal or criminal liability on the part of any officer as advised by counsel;

(c) perfection of security interests, when required, and other legal formalities will be completed as soon as practicable with commercially reasonable effort and, in any event, within any time periods specified by applicable law in order to ensure due perfection;

Exhibit P to Credit Agreement

(d) certain supervisory board, works council or another external body’s consent may be required by law to enable a Guarantor to provide a guarantee or security interest in the Collateral, and such guarantee and/or security interest shall not be required unless such consent has been received;

(e) a key factor in determining whether or not a guarantee or security interest shall be taken is the applicable cost (including adverse effects on interest deductibility and stamp duty, notarization and registration fees) which shall not be disproportionate to the benefit to the banks of obtaining such guarantee or security interest as reasonably determined in good faith by Parent;

(f) the maximum granted or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the granted or secured amount is disproportionate to the level of such fee, taxes and duties as determined in good faith by the Parent and, where such security interest is to be given in light of the Foreign Security Principles, only those assets that are not Excluded Property shall be subject to such security interest;

(g) where there is material incremental cost involved in creating a security interest over all assets owned by a Guarantor in a particular category (e.g. real estate) the principle stated at paragraph (f) above shall apply;

(h) it is acknowledged that in certain jurisdictions it may be either impossible or commercially impractical to create a security interest over certain categories of assets as reasonably determined in good faith by Parent, in which event a security interest will not be taken over such assets consistent with customary practice in the relevant jurisdiction;

(i) general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of a Foreign Subsidiary to provide a guarantee or Collateral or may require that the guarantee or Collateral be limited by an amount or otherwise, in each case as reasonably determined in good faith by Parent;

(j) the giving of a guarantee, the granting of a security interest or the perfection of the security interest granted will not be required if it would have a material adverse effect on the ability of the relevant Guarantor to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents as reasonably determined in good faith by Parent;

Exhibit P to Credit Agreement

(k) to the extent possible, all security interests shall be given in favor of the Administrative Agent; “Parallel debt” provisions will be used where necessary [and such provisions will be contained in the Credit Agreement and not the individual security documents unless required under local laws];

(l) unless required to perfect the relevant security interests or to maintain perfection thereof, to the extent possible, there should be no action required to be taken in relation to the guarantees or security interests when any Lender transfers any of its participation in the Credit Agreement to a new Lender;

(m) information, such as lists of assets, will be provided if and only to the extent, required by local law to be provided to perfect or register the relevant security interests and, unless required to be provided by local law more frequently (or as otherwise agreed), will be provided annually or upon the occurrence of an Event of Default that is continuing, as reasonably requested by the Administrative Agent;

(n) unless granted under (i) a global security document governed by the law of the jurisdiction of a Guarantor or under New York law, (ii) a pledge agreement governed by the law of the jurisdiction of a material Subsidiary whose equity is being pledged or (iii) as required by local law, all security interests shall be governed by the law of the jurisdiction of incorporation of that Guarantor or by the law of the jurisdiction where the assets are located (as applicable) to the extent customary in the relevant jurisdiction or (iv) in the case of any Loan Party organized in Canada or any province or territory thereof, as otherwise agreed by local counsel; and

(o) no security interest will be required over investments/shares in joint ventures or Subsidiaries that are not wholly owned directly or indirectly by Parent or the assets of joint ventures or Subsidiaries that are not Subsidiaries that are wholly owned directly or indirectly by Parent (if so restricted or limited under the relevant joint venture agreement, the shareholders’ agreement or applicable law) and no joint venture or Subsidiaries that are not Subsidiaries that are wholly owned directly or indirectly by Parent will be required to provide a guarantee.

Exhibit P to Credit Agreement

Foreign Security Interests:

The following principles will be reflected in the terms of any foreign security interest taken as part of this transaction:

(a) the security interest will be a first ranking security interest over such present and future assets of the Guarantors, subject to liens permitted under the Credit Agreement;

(b) enforcement actions pertaining to such security interest will not be permitted to be taken by the secured parties until an Event of Default has occurred and is continuing;

(c) notification of pledges over bank accounts will be given to the bank holding the account where this is required for perfection of a security interest provided that this is not inconsistent with Parent and its Subsidiaries retaining control over and the ability to use freely the balance of the account other than if an Event of Default has occurred and is continuing;

(d) notification of security interests in receivables to debtors and of security interests over goods held by third parties will only be given if an Event of Default has occurred;

(e) notification of security interests over insurance policies will only be served on any insurer of Parent’s and its Subsidiaries’ assets if an Event of Default has occurred;

(f) the Foreign Security Documents should only operate to create security interests rather than to impose new commercial obligations (accordingly, the Foreign Security Documents shall not contain any representations or undertakings which are already included in the Credit Agreement, unless such representations or undertakings (such as in respect of title, insurance, information or the payment of costs) are required for the creation, perfection, protection or enforcement of security interests and are no more onerous than any equivalent representation or undertaking in the Credit Agreement (if applicable));

(g) in respect of share pledges, until an Event of Default has occurred and is continuing, the pledgors shall be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security interest or cause an Event of Default to occur, and the pledgors should be permitted to pay dividends upstream on pledged shares to the extent permitted under the Credit Agreement;

(h) the Administrative Agent should only be able to exercise any power of attorney granted to it under the security documents after an Event of Default has occurred and is continuing or after failure by a Guarantor to comply with a further assurance or perfection obligation;

Exhibit P to Credit Agreement

(i) any rights of set off will not be exercisable until an Event of Default has occurred;

(j) the Foreign Security Documents should not operate so as to prevent transactions which are not prohibited under the Credit Agreement or to require additional consents or authorizations by the Administrative Agent or Lenders; and

(k) except as required under applicable law, in the Foreign Security Documents there will be no repetition or extension of clauses set out in the Credit Agreement such as those relating to cost and expenses, indemnities, tax gross up, distribution of proceeds and release or otherwise for the creation, perfection, protection or enforcement of security interests.

Guarantee and Security Principles:

Subject to the due execution of all relevant security documents, completion of relevant perfection formalities within statutorily prescribed time limits, payment of all registration fees and documentary taxes, any other rights arising by operation of law, obtaining any relevant foreign legal opinions and subject to any qualifications which may be set out in the Loan Documents and any relevant legal opinions obtained and subject to the requirements of the Foreign Security Principles, the Administrative Agent shall:

(i) receive the benefit of (A) an upstream, cross-stream and downstream Guarantee from each Guarantor and (B) a security interest granted over substantially all of the assets of each Guarantor to secure all its liabilities under the Loan Documents, in each case in accordance with the Foreign Security Principles; and

(ii) in the case of those security documents creating pledges or charges over shares in a Guarantor) obtain a first priority valid security interest or analogous or equivalent security interest over all of the shares in issue at any time in that Guarantor which are owned by another Guarantor or a Borrower. Such security document shall be governed by the laws of the jurisdiction in which such Guarantor whose shares are being pledged is incorporated.

Exhibit P to Credit Agreement